As filed with the Securities and Exchange Commission on November 28, 2007

Registration No. 333-147098

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549

FORM SB-2
Amendment No. 1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CHINA NATURAL GAS, INC.
(Name of small business issuer in its charter)

Delaware	4923	98-0231607
(State or Jurisdiction of	(Primary Standard Industry	(I.R.S. Employer
Incorporation or Organization)	Classification Code Number)	Identification No.)

19th Floor, Building B, Van Metropolis
No. 35 Tanyan Road
High Tech Zone
Xi’an 710065, Shaanxi Province
The People’s Republic of China
011-86-29-88323325
(Address and telephone number of principal executive offices)

The Corporation Trust Company
Corporation Trust Center
1209 Orange Street
Wilmington, Delaware 19801
(302) 685-7581
(Name, address and telephone number of agent for service)

Copies to:
Alisande M. Rozynko, Esq.
Crone Rozynko LLP
101 Montgomery Street, Suite 1950
San Francisco, California 94104
(415) 955-8900
(415) 955-8910 (fax)

Approximate date of proposed sale to public: From time to time after this Registration Statement becomes effective.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. _________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Dollar amount to be registered	Proposed maximum offering price per unit		Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, 0.0001 par value	$54,876,928	$11.89	(1)	$54,876,928	$1,685
Common Stock, $0.0001 par value issuable upon exercise of Warrants	$5,977,329	$7.79	(2)	$5,977,329	$184

(1)
Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and Rule 457(g) under the Securities Act of 1933, using the average of the high and low price as reported on the Over-The-Counter Bulletin Board on October 29, 2007, which was $11.89 per share.

(2)	Calculated in accordance with Rule 457(g)(1).

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AND BECOMES EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED NOVEMBER 28, 2007

PROSPECTUS

CHINA NATURAL GAS, INC.

5,382,693 SHARES OF COMMON STOCK

This prospectus relates to the resale by the selling stockholders identified in this prospectus of up to 5,382,693 shares of common stock, of which 4,615,385 shares are issued and outstanding and 767,308 shares are issuable upon the exercise of warrants. All of the shares, when sold, will be sold by these selling stockholders. The selling stockholders may sell these shares from time to time in the open market at prevailing prices or in individually negotiated transactions, through agents designated from time to time or through underwriters or dealers. We will not control or determine the price at which the selling stockholders decide to sell their shares. The selling stockholders may be deemed underwriters of the shares of common stock, which they are offering. We will pay the expenses of registering these shares.

We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from the sale of common stock hereunder. We may receive proceeds from any exercise of outstanding warrants. The warrants may also be exercised by surrender of the warrants in exchange for an equal value of shares in accordance with the terms of the warrants.

Our common stock is listed on the Over-The-Counter Bulletin Board under the symbol “CHNG.” The last reported sales price per share of our common stock as reported by the Over-The-Counter Bulletin Board on November 26, 2007, was $7.30.

Investing in these securities involves significant risks. See “Risk Factors” beginning on page 5.

No underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering. None of the proceeds from the sale of stock by the selling stockholders will be placed in escrow, trust or any similar account.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is ___________, 2007.

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the "risk factors" section, the financial statements and the notes to the financial statements. As used throughout this prospectus, the terms “China Natural Gas,” “CHNG,” the “Company,” “we,” “us,” and “our” refer to China Natural Gas, Inc., its subsidiary, Shaanxi Xilan Natural Gas Equipment Co., Ltd., and its 100% variable interest entities, Xian Xilan Natural Gas Co., Ltd. (“Xian Xilan Natural Gas”), Shaanxi Jingbian Liquefied Natural Gas Co., Ltd., and Xian Xilan Auto Bodyshop.

OUR COMPANY
We are principally engaged in the transmission, distribution and sale of natural gas to commercial, industrial and residential customers and the distribution and sale of compressed natural gas (CNG) as vehicular fuel through our own and third party-owned filling stations.

We own and operate a network of approximately 120 km of high pressure pipelines in Shaanxi Province servicing 75,000 residential, industrial and commercial customers. We also distribute and sell CNG as a vehicular fuel directly to customers through our own and third-party owned CNG filling stations located in Shaanxi and Henan Provinces. As of September 30, 2007, we owned and operated 14 CNG filling stations in Shaanxi Province and six CNG filling stations in Henan Province.

Our principal executive offices are located at 19th Floor, Building B, Van Metropolis, No. 35 Tanyan Road, High Tech Zone, Xi’an 710065, Shaanxi Province, The People’s Republic of China, and our telephone number at that address is 011 86-29-88323325. We maintain Internet websites at www.xltrq.com (Chinese language) and www.naturalgaschina.com (English language). Information on our websites is not part of this prospectus.

ABOUT THIS OFFERING

This prospectus relates to the resale by the selling stockholders identified in this prospectus of up to 5,382,693 shares of common stock, of which 4,615,385 shares are issued and outstanding and 767,308 shares are issuable upon the exercise of common stock purchase warrants. All of the shares, when sold, will be sold by these selling stockholders. The selling stockholders may sell their shares of common stock from time to time at prevailing market prices. We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders.

Common Stock Offered:	Up to 5,382,693 shares of common stock, including up to 767,308 shares of common stock issuable upon the exercise of common stock purchase warrants at an exercise price of $7.79 per share.

Common Stock Outstanding at October 26, 2007:	29,200,304

Use of Proceeds:
We will not receive any proceeds from the sale of the 5,382,693 shares of common stock subject to sale by the selling stockholders under this prospectus. However, we may receive the sale price of any common stock we sell to the selling stockholders upon exercise of the outstanding warrants. Any net proceeds we receive from the Selling Stockholders through the exercise of warrants will be used for general corporate purposes.

OTC Bulletin Board Symbol:	CHNG

RISK FACTORS

An investment in our common stock is speculative and involves a high degree of risk and uncertainty. You should carefully consider the risks described below, together with the other information contained in this prospectus, including the consolidated financial statements and notes thereto of our Company, before deciding to invest in our common stock. The risks described below are not the only ones facing our Company. Additional risks not presently known to us or that we presently consider immaterial may also adversely affect our Company. If any of the following risks occur, our business, financial condition and results of operations and the value of our common stock could be materially and adversely affected.

Risks Related to Our Business

Prices of natural gas can be subject to significant fluctuations, which may affect our ability to provide supplies to our customers.

We obtain most of our supplies of natural gas from a government owned entity and our supply contracts are subject to review every six months. However, our costs for natural gas are strictly controlled by the government and have remained stable over the past 3 years. Management does not expect any difficulty in continuing to renew the supply contracts during the next 12 months. The price of natural gas can fluctuate in response to changing national or international market forces. Accordingly, price levels of natural gas may rise or fall significantly over the short to medium term due to political events, OPEC actions and other factors, industry economics over the long term.

We are dependent on supplies of natural gas to deliver to our customers.

With the exception of certain compressed and liquid natural gas supplies, we obtain our supplies of natural gas from one supplier, which is a government owned entity. The ability to deliver our product is dependent on a sufficient supply of natural gas and if we are unable to obtain a sufficient natural gas supply, it could prevent us making deliveries to our customers. While we have supply contracts, we do not control the government owned or other suppliers, nor are we able to control the amount of time and effort they put forth on our behalf. It is possible that our suppliers will not perform as expected, and that they may breach or terminate their agreements with us. It is also possible that, after a semi-annual review of our primary supply contract, they will choose to provide services to a competitor. Any failure to obtain supplies of natural gas could prevent us from delivering such to our customers and could have a material adverse affect on our business and financial condition.

Our business operations are subject to a high degree of risk and insurance may not be adequate to cover liabilities resulting from accidents or injuries that may occur.

Our operations are subject to potential hazards incident to the gathering, processing, separation and storage of natural gas, such as explosions, product spills, leaks, emissions and fires. These hazards can cause personal injury and loss of life, severe damage to and destruction of property and equipment, and pollution or other environmental damage, and may result in curtailment or suspension of our operations.

The occurrence of a significant event for which we are not fully insured or indemnified, and/or the failure of a party to meet its indemnification obligations, could materially and adversely affect our operations and financial condition. Moreover, no assurance can be given that we will be able to maintain adequate insurance in the future at rates it considers reasonable. To date, however, we have maintained adequate coverage at reasonable rates and have experienced no material uninsured losses.

Changes in the regulatory atmosphere could adversely affect our business.

The distribution of natural gas and operations of filling stations are highly regulated requiring registrations for the issuance of licenses required by various governing authorities in China. In addition, various standards must be met for filling stations including handling and storage of natural gas, tanker handling, and compressor operation which are regulated. The costs of complying with regulations in the future may harm our business. Furthermore, future changes in environmental laws and regulations could result in stricter standards and enforcement, larger fines and liability, and increased capital expenditures and operating costs, any of which could have a material adverse effect on our financial condition or results of operations.

We depend on our senior management's experience and knowledge of the industry and would be adversely affected by the loss of any of our senior managers.

We are dependent on the continued efforts of our senior management team. We do not currently have employment contracts with our senior executives. If, for any reason, our senior executives do not continue to be active in management, our business, or the financial condition of our Company, our results of operations could be adversely affected. In addition, we do not maintain life insurance on our senior executives and other key employees.

We may need to raise capital to fund our operations, and our failure to obtain funding when needed may force us to delay, reduce or eliminate acquisitions and business development plans.

If in the future, we are not capable of generating sufficient revenues from operations and our capital resources are insufficient to meet future requirements, we may have to raise funds to continue the development, commercialization and marketing of our business. We must raise $40 million in order complete the LNG Project.

We cannot be certain that funding will be available. To the extent that we raise additional funds by issuing equity securities, our stockholders may experience significant dilution. Any debt financing, if available, may involve restrictive covenants that impact our ability to conduct our business. If we are unable to raise additional capital if required or on acceptable terms, we may have to delay, scale back, discontinue our planned acquisitions or business development plans or obtain funds by entering into agreements on unattractive terms.

Risks Related to the People’s Republic of China

China’s economic policies could affect our business.

Substantially all of our assets are located in China and substantially all of our revenue is derived from our operations in China. Accordingly, our results of operations and prospects are subject, to a significant extent, to the economic, political and legal developments in China.

While China's economy has experienced a significant growth in the past twenty years, growth has been irregular, both geographically and among various sectors of the economy. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures benefit the overall economy of China, but may also have a negative effect on us. For example, our operating results and financial condition may be adversely affected by the government control over capital investments or changes in tax regulations.

The economy of China has been transitioning from a planned economy to a more market-oriented economy. In recent years the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform and the reduction of state ownership of productive assets and the establishment of corporate governance in business enterprises; however, a substantial portion of productive assets in China are still owned by the Chinese government. In addition, the Chinese government continues to play a significant role in regulating industry development by imposing industrial policies. It also exercises significant control over China's economic growth through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies.

Capital outflow policies in The People's Republic of China may hamper our ability to remit income to the United States.

The PRC government imposes controls on the convertibility of Renminbi into foreign currencies and, in certain cases, the remittance of currency outside of the PRC. We receive substantially all of our revenues in Renminbi. Under our current structure, our income is primarily derived from payments from Xian Xilan Natural Gas Co. Shortages in the availability of foreign currency may restrict the ability of Xian Xilan Natural Gas to remit sufficient foreign currency to pay dividends or other payments to us, or otherwise satisfy its foreign currency denominated obligations. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from trade-related transactions, can be made in foreign currencies without prior approval from the PRC State Administration of Foreign Exchange by complying with certain procedural requirements. However, approval from appropriate government authorities is required in those cases in which Renminbi is to be converted into foreign currency and remitted out of the PRC to pay capital expenses, such as the repayment of bank loans denominated in foreign currencies. The PRC government also may at its discretion restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currency to satisfy our currency demands, we may not be able to pay dividends in foreign currencies to our shareholders.

Although we do not import goods into or export goods out of The People's Republic of China, fluctuation of the RMB may indirectly affect our financial condition by affecting the volume of cross-border money flow.

The value of the RMB fluctuates and is subject to changes in the People's Republic of China political and economic conditions. Since July 2005, the conversion of RMB into foreign currencies, including USD, has been based on rates set by the People's Bank of China which are set based upon the interbank foreign exchange market rates and current exchange rates of a basket of currencies on the world financial markets. As of June 30, 2007, the exchange rate between the RMB and the United States dollar was 7.60 RMB to every one USD.

We may face obstacles from the communist system in The People's Republic of China.

Foreign companies conducting operations in The People's Republic of China face significant political, economic and legal risks. The Communist regime in The People's Republic of China, including a stifling bureaucracy may hinder Western investment.

We may have difficulty establishing adequate management, legal and financial controls in The People's Republic of China.

The People's Republic of China historically has been deficient in Western style management and financial reporting concepts and practices, as well as in modern banking, computer and other control systems. We may have difficulty in hiring and retaining a sufficient number of qualified employees to work in The People's Republic of China. As a result of these factors, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards.

Because our assets and operations are located in China, you may have difficulty enforcing any civil liabilities against us under the securities and other laws of the United States or any state.

We are a holding company, and all of our assets are located in the Republic of China. In addition, our directors and officers are non-residents of the United States, and all or a substantial portion of the assets of these non-residents are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon these non-residents, or to enforce against them judgments obtained in United States courts, including judgments based upon the civil liability provisions of the securities laws of the United States or any state.

There is uncertainty as to whether courts of the Republic of China would enforce:

•	Judgments of United States courts obtained against us or these non-residents based on the civil liability provisions of the securities laws of the United States or any state; or

•
In original actions brought in the Republic of China, liabilities against us or non-residents predicated upon the securities laws of the United States or any state. Enforcement of a foreign judgment in the Republic of China also may be limited or otherwise affected by applicable bankruptcy, insolvency, liquidation, arrangement, moratorium or similar laws relating to or affecting creditors' rights generally and will be subject to a statutory limitation of time within which proceedings may be brought.

The PRC legal system embodies uncertainties, which could limit law enforcement availability.

The PRC legal system is a civil law system based on written statutes. Unlike common law systems, decided legal cases have little precedence. In 1979, the PRC government began to promulgate a comprehensive system of laws and regulations governing economic matters in general. The overall effect of legislation over the past 27 years has significantly enhanced the protections afforded to various forms of foreign investment in China. Each of our PRC operating subsidiaries and affiliates is subject to PRC laws and regulations. However, these laws and regulations change frequently and the interpretation and enforcement involve uncertainties. For instance, we may have to resort to administrative and court proceedings to enforce the legal protection that we are entitled to by law or contract. However, since PRC administrative and court authorities have significant discretion in interpreting statutory and contractual terms, it may be difficult to evaluate the outcome of administrative court proceedings and the level of law enforcement that we would receive in more developed legal systems. Such uncertainties, including the inability to enforce our contracts, could affect our business and operation. In addition, intellectual property rights and confidentiality protections in China may not be as effective as in the United States or other countries. Accordingly, we cannot predict the effect of future developments in the PRC legal system, particularly with regard to the industries in which we operate, including the promulgation of new laws. This may include changes to existing laws or the interpretation or enforcement thereof, or the preemption of local regulations by national laws. These uncertainties could limit the availability of law enforcement, including our ability to enforce our agreements with the government entities and other foreign investors.

The admission of China into the World Trade Organization could lead to increased foreign competition.

Provincial and central government authorities regulate the natural gas industry for safety and ensure that all areas receive natural gas service. However, as a result of China becoming a member of the World Trade Organization (WTO), restrictions on foreign investment in the industry may be reduced. With China's need to meet growth in natural gas demand and the WTO's requirement for a reduction of restrictions on foreign investment as a condition of membership, such events could lead to increased competition in the natural gas industry.

PRC laws and regulations governing our businesses and the validity of certain of our contractual arrangements are uncertain. If we are found to be in violation, we could be subject to sanctions. In addition, changes in such PRC laws and regulations may materially and adversely affect our business.

There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, including, but not limited to, the laws and regulations governing our business, or the enforcement and performance of our contractual arrangements with our variable interest entity, XXNG, and its shareholders. We are considered a foreign person or foreign invested enterprise under PRC law. As a result, we are subject to PRC law limitations on foreign ownership of Chinese companies. These laws and regulations are relatively new and may be subject to change, and their official interpretation and enforcement may involve substantial uncertainty. The effectiveness of newly enacted laws, regulations or amendments may be delayed, resulting in detrimental reliance by foreign investors. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively.

The PRC government has broad discretion in dealing with violations of laws and regulations, including levying fines, revoking business and other licenses and requiring actions necessary for compliance. In particular, licenses and permits issued or granted to us by relevant governmental bodies may be revoked at a later time by higher regulatory bodies. We cannot predict the effect of the interpretation of existing or new PRC laws or regulations on our businesses. We cannot assure you that our current ownership and operating structure would not be found in violation of any current or future PRC laws or regulations. As a result, we may be subject to sanctions, including fines, and could be required to restructure our operations or cease to provide certain services. Any of these or similar actions could significantly disrupt our business operations or restrict us from conducting a substantial portion of our business operations, which could materially and adversely affect our business, financial condition and results of operations.

We may be adversely affected by complexity, uncertainties and changes in PRC regulation of natural gas business and companies, including limitations on our ability to own key assets.

The PRC government regulates the natural gas industry including foreign ownership of, and the licensing and permit requirements pertaining to, companies in the natural gas industry. These laws and regulations are relatively new and evolving, and their interpretation and enforcement involve significant uncertainty. As a result, in certain circumstances it may be difficult to determine what actions or omissions may be deemed to be a violation of applicable laws and regulations. Issues, risks and uncertainties relating to PRC government regulation of the bio-pharmaceutical industry include the following:

•	we only have contractual control over XXNG. We do not own it due to the restriction of foreign investment in Chinese businesses; and

•
uncertainties relating to the regulation of the natural gas business in China, including evolving licensing practices, means that permits, licenses or operations at our company may be subject to challenge. This may disrupt our business, or subject us to sanctions, requirements to increase capital or other conditions or enforcement, or compromise enforceability of related contractual arrangements, or have other harmful effects on us.

The interpretation and application of existing PRC laws, regulations and policies and possible new laws, regulations or policies have created substantial uncertainties regarding the legality of existing and future foreign investments in, and the businesses and activities of, natural gas businesses in China, including our business.

In order to comply with PRC laws limiting foreign ownership of Chinese companies, we conduct our natural gas business through Xian Xilan Natural Gas by means of contractual arrangements. If the government of the People’s Republic of China determines that these contractual arrangements do not comply with applicable regulations, our business could be adversely affected.

The government of the People’s Republic of China restricts foreign investment in natural gas businesses in China. Accordingly, we operate our business in China through Xian Xilan Natural Gas. Xian Xilan Natural Gas holds the licenses and approvals necessary to operate our natural gas business in China. We have contractual arrangements with Xian Xilan Natural Gas and its shareholders that allow us to substantially control Xian Xilan Natural Gas. We cannot assure you, however, that we will be able to enforce these contracts.

Although we believe we comply with current regulations of the People’s Republic of China, we cannot assure you that the government of the People’s Republic of China would agree that these operating arrangements comply with the People’s Republic of China’s licensing, registration or other regulatory requirements, with existing policies or with requirements or policies that may be adopted in the future. If the government of the People’s Republic of China determines that we do not comply with applicable law, it could revoke our business and operating licenses, require us to discontinue or restrict our operations, restrict our right to collect revenues, require us to restructure our operations, impose additional conditions or requirements with which we may not be able to comply, impose restrictions on our business operations or on our customers, or take other regulatory or enforcement actions against us that could be harmful to our business.

Our contractual arrangements with Xian Xilan Natural Gas and its shareholders may not be as effective in providing control over these entities as direct ownership.

Since the law of the People’s Republic of China limits foreign equity ownership in natural gas companies in China, we operate our business through Xian Xilan Natural Gas. We have no equity ownership interest in XXNG and rely on contractual arrangements to control and operate such businesses. These contractual arrangements may not be effective in providing control over Xian Xilan Natural Gas as direct ownership. For example, Xian Xilan Natural Gas could fail to take actions required for our business despite its contractual obligation to do so. If Xian Xilan Natural Gas fails to perform under its agreements with us, we may have to incur substantial costs and resources to enforce such arrangements and may have to rely on legal remedies under the law of the People’s Republic of China, which may not be effective. In addition, we cannot assure you that Xian Xilan Natural Gas’ shareholders would always act in our best interests.

Risks Related to Corporate and Stock Matters

Our largest stockholder has significant influence over our management and affairs and could exercise this influence against your best interests.

At June 30, 2007, Mr. Qinan Ji, our founder, Chairman of the Board and Chief Executive Officer and our largest stockholder, beneficially owned approximately 20.4% of our outstanding shares of common stock. As a result, pursuant to our Bylaws and applicable laws and regulations, our controlling shareholder and our other executive officers and directors are able to exercise significant influence over our Company, including, but not limited to, any stockholder approvals for the election of our directors and, indirectly, the selection of our senior management, the amount of dividend payments, if any, our annual budget, increases or decreases in our share capital, new securities issuance, mergers and acquisitions and any amendments to our Bylaws. Furthermore, this concentration of ownership may delay or prevent a change of control or discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which could decrease the market price of our shares. The limited prior public market and trading market may cause volatility in the market price of our common stock.

The limited trading volume in our stock may cause volatility in the market price of our common stock.

Our common stock is currently traded on a limited basis on the OTCBB under the symbol, "CHNG.OB" The quotation of our common stock on the OTCBB does not assure that a meaningful, consistent and liquid trading market currently exists, and in recent years, such market has experienced extreme price and volume fluctuations that have particularly affected the market prices of many smaller companies like us. Our common stock is thus subject to volatility. In the absence of an active trading market:

•	investors may have difficulty buying and selling or obtaining market quotations;

•	market visibility for our common stock may be limited; and

•	a lack of visibility for our common stock may have a depressive effect on the market for our common stock.

Our stock is a penny stock. Trading of our stock may be restricted by the SEC's penny stock regulations which may limit a stockholder's ability to buy and sell our stock.

Our stock is a penny stock. The SEC has adopted Rule 15g-9 which generally defines "penny stock" to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and "accredited investors". The term "accredited investor" refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

NASD sales practice requirements may also limit a stockholder's ability to buy and sell our stock.

Section 15(g) of the Securities Exchange Act of 1934, as amended, and Rule 15g-2 promulgated thereunder by the SEC require broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document before effecting any transaction in a penny stock for the investor's account.

Potential investors in our common stock are urged to obtain and read such disclosure carefully before purchasing any shares that are deemed to be "penny stock." Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker-dealer to (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii)reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor's financial situation, investment experience and investment objectives. Compliance with these requirements may make it more difficult for holders of our common stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.

Shares eligible for future sale may adversely affect the market price of our Common stock, as the future sale of a substantial amount of our restricted stock in the public marketplace could reduce the price of our common stock.

From time to time, certain of our stockholders may be eligible to sell all or some of their shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144, promulgated under the Securities Act ("Rule 144"), subject to certain limitations. In general, pursuant to Rule 144, a stockholder (or stockholders whose shares are aggregated) who has satisfied a one-year holding period may, under certain circumstances, sell within any three-month period a number of securities which does not exceed the greater of 1% of the then outstanding shares of common stock or the average weekly trading -volume of the class during the four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of securities, without any limitations, by a non-affiliate of our company that has satisfied a two-year holding period. Any substantial sale of common stock pursuant to Rule 144 or pursuant to any resale prospectus may have an adverse effect on the market price of our securities.

If we or our independent registered public accountants cannot attest our adequacy in the internal control measures over our financial reporting, as required by Section 404 of the U.S. Sarbanes-Oxley Act, for the fiscal year ending December 31, 2007, we may be adversely affected.

As a public company, we are subject to report our internal control structure and procedures for financial reporting in our annual reports on Form 10-KSB, as a requirement of Section 404 of the U.S. Sarbanes-Oxley Act of 2002 by the U.S. Securities and Exchange Commission (the "SEC"). The report must contain an assessment by management about the effectiveness of our internal controls over financial reporting. Moreover, the independent registered public accountants of our Company must attest to and report on management's assessment of the same. Even if our management attests to our internal control measures to be effective, our independent registered public accountants may not be satisfied with our internal control structure and procedures. We cannot guarantee the outcome of the report and it could result in an adverse impact on us in the financial marketplace due to the loss of investor confidence in the reliability of our financial statements, which could negative influence to our stock market price.

Stockholders should have no expectation of any dividends.

The holders of our common stock are entitled to receive dividends when declared by the Board of Directors out of funds available. To date, we have not declared nor paid any cash dividends. The Board of Directors does not intend to declare any dividends in the near future, but instead intends to retain all earnings, if any, for use in our business operations.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business,” and elsewhere in this prospectus constitute forward-looking statements. These statements involve risks known to us, significant uncertainties, and other factors which may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by those forward-looking statements.

You can identify forward-looking statements by the use of the words “may,” “will,” “should,” “could,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “intends,” “potential,” “proposed,” or “continue” or the negative of those terms. These statements are only predictions. In evaluating these statements, you should specifically consider various factors, including the risks outlined above. These factors may cause our actual results to differ materially from any forward-looking statement.

Although we believe that the exceptions reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

USE OF PROCEEDS

We will not receive any proceeds from the sale of our common stock by the Selling Stockholders. However, we may receive the sale price of any common stock we sell to the selling stockholder upon exercise of outstanding warrants.

Unless otherwise indicated in the applicable prospectus supplement, we anticipate that any net proceeds from the sale of securities that we offer under this prospectus and any accompanying prospectus supplement will be used for general corporate purposes. Such general purposes may include acquisitions, investments, repayment of debt, capital expenditures, repurchase of our capital stock and any other purposes that we may specify in any prospectus supplement. We may invest the net proceeds temporarily until we use them for their stated purpose.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our shares began trading on the OTC Bulletin Board on March 17, 2004. Prior to that date, there was no public market for our common stock.

Our common stock is traded on the OTC Bulletin Board under the symbol “CHNG.” Prior to December 19, 2005, the date on which our reverse acquisition of Xian Xilan Natural Gas was consummated, our common stock was traded on the OTC Bulletin Board under the symbol “CVNI.”

The following table contains information about the range of high and low bid prices for our common stock for each full quarterly period since our shares began publicly trading and for the first three fiscal quarters of 2007, based upon reports of transactions on the OTC Bulletin Board. The source of this information for Fiscal Year 2006 and 2005 is Yahoo Finance and for Fiscal Year 2007 is Bloomberg L.P. The quotations represent inter-dealer prices without retail markup, markdown or commission, and may not necessarily represent actual transactions.

Quarter	High	Low
Fiscal Year 2007
Third Quarter	$7.39	$4.46
Second Quarter	$4.85	$1.88
First Quarter	$3.13	$1.81
Fiscal Year 2006
Fourth Quarter	$3.15	$3.08
Third Quarter	$3.05	$2.82
Second Quarter	$2.55	$2.35
First Quarter	$4.49	$4.40
Fiscal Year 2005
Fourth Quarter	$3.40	$3.30
Third Quarter	$3.00	$3.00
Second Quarter	$5.50	$5.50
First Quarter	$1.35	$1.35

Holders

As of October 26, 2007, there were approximately 49 holders of record of our common stock.

Dividends

We have never paid any cash dividends on our common stock. We currently anticipate that we will retain any future earnings for use in our business. Consequently, we do not anticipate paying any cash dividends in the foreseeable future.

The payment of dividends in the future will depend upon our results of operations, as well as our short-term and long-term cash availability, working capital, working capital needs and other factors, as determined by our board of directors. Currently, except as may be provided by applicable laws, there are no contractual or other restrictions on our ability to pay dividends if we were to decide to declare and pay them.

The Company has no securities authorized for issuance under any equity compensation plan.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The information in this report contains forward-looking statements. All statements other than statements of historical fact made in this report are forward looking. In particular, the statements herein regarding industry prospects and future results of operations or financial position are forward-looking statements. These forward-looking statements can be identified by the use of words such as "believes," "estimates," "could," "possibly," "probably," anticipates," "projects," "expects," "may," "will," or "should" or other variations or similar words. No assurances can be given that the future results anticipated by the forward-looking statements will be achieved. Forward-looking statements reflect management's current expectations and are inherently uncertain. Our actual results may differ significantly from management's expectations.

The following discussion and analysis should be read in conjunction with our financial statements, included herewith. This discussion should not be construed to imply that the results discussed herein will necessarily continue into the future, or that any conclusion reached herein will necessarily be indicative of actual operating results in the future. Such discussion represents only the best present assessment of our management.

Overview

We were incorporated in the state of Delaware on March 31, 1999, as Bullet Environmental Systems, Inc. On May 25, 2000, we changed our name to Liquidpure Corp. and on February 14, 2002, we changed our name to Coventure International Inc.

On December 6, 2005, we issued an aggregate of 4 million shares to all of the registered shareholders of Xian Xilan Natural Gas Co., Ltd., and entered into exclusive arrangements with Xian Xilan Natural Gas Co., Ltd. and these shareholders that give us the ability to substantially influence Xian Xilan Natural Gas’ daily operations and financial affairs, appoint its senior executives and approve all matters requiring shareholder approval. On December 19, 2005, we changed our name to China Natural Gas, Inc.

On February 21, 2006, we formed Xilan Natural Gas Equipment Ltd., (“Xilan Equipment”) as a wholly owned foreign enterprise (WOFE). We then, through Xilan Equipment, entered into exclusive arrangements with Xian Xilan Natural Gas Co., Ltd. and these shareholders that give us the ability to substantially influence Xian Xilan Natural Gas’ daily operations and financial affairs, appoint its senior executives and approve all matters requiring shareholder approval. We memorialized these arrangements on August 17, 2007. As a result, the Company consolidates the financial results of Xian Xilan Natural Gas as variable interest entity pursuant to Financial Interpretation No. 46R, “Consolidation of Variable Interest Entities.”

We transport, distribute and sell natural gas to commercial, industrial and residential customers in the Xian area, including Lantian County and the districts of Lintong and Baqiao, in the Shaanxi Province of The Peoples' Republic of China ("China" or the "PRC") through a network of high pressure pipelines. We also distribute and sell CNG as vehicular fuel through a network of approximately 120 km of CNG filling stations in Shaanxi and Henan Provinces.  As of September 30, 2007, we owned and operated 14 CNG filling stations in Shaanxi Province and six CNG filling stations in Henan Province.

We operate three primary business lines:

•	Distribution and sale of compressed natural gas (CNG) for vehicular fuel through Company-owned filling stations. As of September 30, 2007, the Company had 20 stations in service;

•	Distribution and sale of CNG for vehicular fuel to third party-owned filling stations; and

•
Distribution and sale of natural gas to residential, commercial and industrial customers through Company-owned pipelines. The Company distributes and sells natural gas to approximately 75,000 pipeline customers.

We buy all of the natural gas that we sell and distribute to our customers. We do not mine or produce any of our own natural gas and have no plans to do so during the next 12 months. The natural gas that we buy is available in two forms: (1) piped natural gas; and (ii) CNG.

On October 24, 2006, Xian Xilan Natural Gas formed a wholly-owned subsidiary, Shaanxi Jingbian Liquified Natural Gas Co., Ltd., for the purpose of constructing a liquefied natural gas facility to be located in Jingbian, Shaanxi Province. We plan to invest approximately $40 million to construct this facility, which is planned to have a production capacity of 500,000 cubic meters per day, or approximately 150 million cubic meters on an annual basis. We plan to put the new facility into operation in the third quarter of fiscal 2008.

Critical Accounting Policies

Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents. Cash and cash equivalents include cash on hand and cash in the bank.

Accounts and Other Receivables. Accounts and other receivables are recorded at net realizable value consisting of the carrying amount less an allowance for uncollectible accounts, as needed. The Company allowance for uncollectible accounts is not significant.

The Company maintains reserves for potential credit losses on accounts receivable. Management reviews the composition of accounts receivable and analyzes historical bad debts, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patterns to evaluate the adequacy of these reserves. Reserves are recorded primarily on a specific identification basis. The Company’s management determined that all receivables are good and there is no need for a bad debt reserve as of June 30, 2007.

Inventory. Inventory is stated at the lower of cost, as determined on a first-in, first-out basis, or market. Management compares the cost of inventories with the market value, and allowance is made for writing down the inventories to their market value, if lower. Inventory consists of material used in the construction of pipelines and natural gas.

Advances. The Company makes advances to certain vendors (for purchase of its material and equipment) and a consultant. The advances are interest free and unsecured.

Property and Equipment. Property and equipment are stated at cost. Expenditures for maintenance and repairs are charged to earnings as incurred; additions, renewals and betterments are capitalized. When property and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations. Depreciation of property and equipment is provided using the straight-line method for substantially all assets with estimated lives as follows:

Office equipment	5 years
Operating equipment	5-20 years
Vehicles	5 years
Buildings	30 years

Long-Lived Assets. Effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"), which addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," and the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations for a Disposal of a Segment of a Business." The Company periodically evaluates the carrying value of long-lived assets to be held and used in accordance with SFAS 144. SFAS 144 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amounts. In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair market value of the long-lived assets. Loss on long-lived assets to be disposed of is determined in a similar manner, except that fair market values are reduced for the cost of disposal. Based on its review, the Company believes that, as of June 30, 2007 there were no significant impairments of its long-lived assets.

Construction In Progress. Construction in progress consists of the cost of constructing fixed assets for the Company’s use. The major cost of construction in progress relates to material, labor and overhead.

Contracts In Progress. Contracts in progress consist of the cost of constructing pipelines for customers. The major cost of construction relates to material, labor and overhead. Revenue from construction and installation of pipelines is recorded when the contract is completed and accepted by the customers. The construction contracts are usually completed within one to two months time. As of June 30, 2007, the Company has no contracts in progress.

Fair Value of Financial Instruments. Statement of Financial Accounting Standard No. 107, “Disclosures about Fair Value of Financial Instruments,” requires that the Company disclose estimated fair values of financial instruments. The carrying amounts reported in the statements of financial position for current assets and current liabilities qualifying as financial instruments are a reasonable estimate of fair value.

Revenue Recognition. The Company's revenue recognition policies are in compliance with Staff Accounting Bulletin (SAB) 104. Revenue is recognized when services are rendered to customers, when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations of the Company exist and collectibility is reasonably assured. Payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as unearned revenue. Revenue from gas sales is recognized when gas is pumped through pipelines to the end users. Revenue from construction and installation of pipelines is recorded when the contract is completed and accepted by the customers. The construction contracts are usually completed within one to two months time.

Unearned Revenue. Unearned revenue represents prepayments by customers for gas purchases and advance payments on construction and installation of pipeline contracts. The Company records such prepayment as unearned revenue when the payments are received.

Advertising Costs. The Company expenses the cost of advertising as incurred or, as appropriate, the first time the advertising takes place. Advertising costs for the six months ended June 30, 2007 and 2006 were insignificant.

Stock-Based Compensation. The Company accounts for its stock-based compensation in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123R, "Share-Based Payment, an Amendment of Financial Accounting Standards Board (“FASB”) Statement No. 123." The Company recognizes in the statement of operations the grant-date fair value of stock options and other equity-based compensation issued to employees and non-employees. The Company did not grant any options and no options were cancelled or exercised during the six months ended June 30, 2007 and 2006. As of June 30, 2007, there were no options outstanding.

Income Taxes. The Company utilizes SFAS No. 109, "Accounting for Income Taxes," which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. At June 30, 2007, there was no significant book to tax differences. There is no difference between book depreciation and tax depreciation as the Company uses the same method for both book and tax.

Local People’s Republic of China Income Tax. Pursuant to the tax laws of China, general enterprises are subject to income tax at an effective rate of 33%. The Company is in the natural gas industry whose development is encouraged by the government. According to the income tax regulation, any company engaged in the natural gas industry enjoys a favorable tax rate. Accordingly, the Company’s income is subject to a reduced tax rate of 15%.

Basic and Diluted Earning Per Share. Earning per share is calculated in accordance with the Statement of Financial Accounting Standards No. 128 (“SFAS No. 128”), “Earnings per share”. SFAS No. 128 superseded Accounting Principles Board Opinion No.15 (APB 15). Net earning per share for all periods presented has been restated to reflect the adoption of SFAS No. 128. Basic net earning per share is based upon the weighted average number of common shares outstanding. Diluted net earning per share is based on the assumption that all dilutive convertible shares and stock options were converted or exercised. At June 30, 2007, the Company had outstanding 1,140,286 warrants. The average stock price for the six month ended June 30, 2007 was less than the exercise price of the warrants; therefore, the warrants are not factored into the diluted earning per share calculation as they are anti-dilutive.

Statement of Cash Flows. In accordance with Statement of Financial Accounting Standards No. 95, "Statement of Cash Flows," cash flows from the Company's operations is calculated based upon the local currencies. As a result, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet

Segment Reporting. Statement of Financial Accounting Standards No. 131 ("SFAS 131"), "Disclosure about Segments of an Enterprise and Related Information" requires use of the "management approach" model for segment reporting. The management approach model is based on the way a company's management organizes segments within the company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company. SFAS 131 has no effect on the Company's consolidated financial statements as the Company consists of one reportable business segment. All revenue is from customers in People's Republic of China. All of the Company’s assets are located in People's Republic of China

Consolidated Results of Operations

In fiscal 2007, we intend to continue to focus on the implementation of our strategic plan to continue the growth we have experienced in the last two years. In August 2007, we completed the construction of three new CNG filling stations and in September 2007 we began the construction of our Liquified Natural Gas facility. We expect to continue to expand our capital base, to scale up operations and to develop new markets, streamline our supply chain management, continue the development of our information technology systems, invest in training and human resources development and accelerate revenue and profit growth.

In fiscal 2007, we expect our financial results to remain strong. While supply is expected to be ample, natural gas prices are expected to remain at their current relatively-high levels. We anticipate that our gross profit margin will decrease slightly during the remainder of fiscal 2007 due to the increase in the prices of raw materials. We anticipate strong demand for natural gas throughout the remainder of fiscal 2007. We also expect to increase our market share in the pipeline and CNG filling station markets in fiscal 2007.

The following table presents certain consolidated statement of operations information. Financial information is presented for the three and nine months ended September 30, 2007 and 2006.

	Three Months Ended		Nine Months Ended
	September 30, 2007	September 30, 2006	September 30, 2007	September 30, 2006
Revenue	$9,078,088	$6,514,291	$24,094,974	$12,025,688
Cost of Revenue	4,758,250	3,278,886	12,114,666	6,231,027
Operating Expenses	1,967,600	636,647	3,926,507	1,617,101
Income from Operations	2,352,238	2,598,758	8,053,801	4,177,560
Net Income	$1,961,662	$2,203,786	$6,816,997	$3,541,635

Comparing Three Months Ended September 30, 2007 and 2006:

Revenues: We generated approximately 82% of our revenues in the three months ended September 30, 2007 from the sale of natural gas and approximately 18% of our revenues from installation fees charged to connect end-user customers to our natural gas distribution system. Sales of natural gas at the Company-owned filling stations accounted for approximately 79.4% of our total revenues in the three months ended September 30, 2007, or approximately $7,211,085, which was the largest contribution of our three business lines.

Sales of natural gas to end-user customers connected to our pipeline distribution system accounted for approximately 15.4% of our total revenues in the three months ended September 30, 2007, or approximately $1,393,207, including both natural gas sales and installation fees. Sales of natural gas to third party owned filling stations accounted for approximately 0.28% of our total revenues in the three months ended September 30, 2007, or approximately $25,168. The Company expects installation revenues to increase on both an actual basis and as a percentage of revenue in 2007.

As of September 30, 2007, the Company had approximately 83,979 pipeline customers, an increase of approximately 16,074 customers over the same period in 2006, and had constructed 20 filling stations, an increase of 9 stations over the same period in 2006. In the fourth quarter of 2007, the Company expects to add up to 10,000 pipeline customers and 3 additional filling stations, which the Company estimates will increase sales of natural gas by 4.1 million cubic meters.

We had total revenues of $9,078,088 for the three months ended September 30, 2007, an increase of $2,563,797 or 39.4%, compared to $6,514,291 for the three months ended September 30, 2006. The increase in revenues was due primarily to contributions from Company owned CNG filling stations completed after the second quarter of 2006 as well as an increase in the number of residential, commercial and industrial pipeline customers from approximately 67,905 in the three months ended September 30, 2006 to approximately 83,979 in the three months ended September 30, 2007.

New pipeline customers pay approximately 60% of the installation costs to connect to our pipeline system up front and the balance is payable as part of their monthly natural gas bill. During the three months ended September 30, 2007, our installation revenues increased approximately 25.5% over the same period in 2006 and our sales of natural gas increased approximately 42.8% over the previous year. Four customers accounted for approximately 93.7 % of the Company's installation revenue for the three months ended September 30, 2007.

Cost of Revenues: Our cost of revenues consists of both the cost of natural gas and the cost of installation. Cost of natural gas consists primarily of the cost that we pay for natural gas purchased from our supplier, together with transportation costs and depreciation of equipment. Cost of connection includes certain installation costs related to connecting customers to our pipeline system that are generally expensed when incurred.

Cost of revenues in the three months ended September 30, 2007 was $4,758,250, an increase of $1,479,364 or approximately 45% over the same period in 2006. Cost of natural gas increased by approximately 46% to $4,020,039 in the three months ended September 30, 2007, as compared with $2,752,594 for the same period in 2006. The increase in our cost of revenues was primarily related to a material increase in the amount of gas sold. In addition, our installation costs increased in the three months ended September 30, 2007 by approximately 40% to $738,211, as compared with $526,292 in the same period in 2006 as a result of the addition of new pipeline customers. The price that we paid for gas in the three months ended September 30, 2007 remained relatively constant compared to 2006.

Gross profit: The Company earned a gross profit of $4,319,838 for the three months ended September 30, 2007, an increase of $1,084,433 or approximately 33.5%, compared to $3,235,405 for the three months ended September 30, 2006. The increase in gross profit is due to a material increase in gas sales and installation revenues in this quarter, partially offset by an increase in cost of sales.

Gross margin: Gross margin, as a percentage of revenues, decreased to approximately 48% for the three months ended September 30, 2007, from approximately 50% for the three months ended September 30, 2006. The decrease in gross margin is primarily due to a decreased portion of the total gross margin represented by CNG filing stations as compared to the same period in 2006.

Operating expenses: The Company incurred operating expenses of $1,967,600 for the three months ended September 30, 2007, an increase of $1,330,953 or approximately 209%, compared to $636,647 for the three months ended September 30, 2006. Our operating expenses increased primarily as a result of expenses related to the operation of three new filling stations in this quarter, initial cost of liquefied natural gas (“LNG”) project, consulting cost in relation to fund raising, as well as continuing expenses related to the identification of possible locations for additional filling stations and the governmental licensing and approval process. In addition, sales and marketing costs increased in the three months ended September 30, 2007 as we increased our efforts to obtain new residential and commercial customers and attract customers to our filling stations by hiring more sales persons, purchasing more tankers and using more utilities.

We purchase all of our natural gas for resale from three vendors, PetroChina Changqing Oilfield Company, Shaanxi Natural Gas Co Ltd, and Jingcheng city Mingshi Coal Bed Methane Exploitage Ltd. As the government owns all land in China, the government controls and owns all the natural resources coming from the ground, thus the government controls the price and flow of the natural gas. As China shifts from a centrally planned economy to a market economy, we believe that it is in the government's best interest to keep prices stable, as they have been for the last 3 years, and maintain a stable flow of supply. The government has undertaken programs to promote the growth of the region in which we are located. Therefore, we expect supply and price to continue to be stable in the future.

For the three months ended September 30, 2007, two suppliers accounted for 28.4% of the total equipment we purchased for installation activities. We believe that as a result of our relationships within the construction industry and the construction equipment vendor community, and the availability of other vendors to supply the construction equipment and materials, the loss of any one of these two vendors would not have a material adverse effect on our operations.

Income tax was $445,463 for the three months ended September 30, 2007, as compared to $393,226 for the three months ended September 30, 2006. The increase in income tax was attributed to the growth of installation fees and the sale of natural gas.

Net Income: Net income decreased to $1,961,662 for the three months ended September 30, 2007, a decrease of $242,124 or approximately 11% from $2,203,786 for the three months ended September 30, 2006. Decrease in net income is attributed to increased operating expenses. The Company expects installation revenues to increase on both an actual basis and as a percentage of revenue. In the fourth quarter of 2007, the Company expects to add up to 10,000 pipeline customers and add additional 3 filling stations, which the Company estimates will increase sales of natural gas by 4.1 million cubic meters.

Comparing nine months ended September 30, 2007 and 2006:

Revenues: We generated approximately 80% of our revenues in the nine months ended September 30, 2007 from the sale of natural gas and approximately 20% of our revenues from installation fees charged to connect end-user customers to our natural gas distribution system. Sales of natural gas at the Company-owned filling stations accounted for approximately 75.6% of our total revenues in the nine months ended September 30, 2007, or approximately $18,358,743, which was the largest contribution of our three business lines.

Sales of natural gas to end-user customers connected to our pipeline distribution system accounted for approximately 22.3% of our total revenues in the nine months ended September 30, 2007, or approximately $5,411,225, including both natural gas sales and installation fees. Sales of natural gas to third party-owned filling stations accounted for approximately 0.32% of our total revenues in the nine months ended September 30, 2007, or approximately $78,580. The Company expects installation revenues to increase on both an actual basis and as a percentage of revenue in 2007.

As of September 30, 2007, the Company had approximately 83,979 pipeline customers, an increase of approximately 16,074 customers over the same period in 2006, and had constructed 20 filling stations, an increase of 9 stations over the same period in 2006. In the fourth quarter of 2007, the Company expects to add up to 10,000 pipeline customers and add additional 3 filling stations, which the Company estimates will increase sales of natural gas by 4.1 million cubic meters.

We had total revenues of $24,094,974 for the nine months ended September 30, 2007, an increase of $12,069,286 or approximately 100%, compared to $12,025,688 for the nine months ended September 30, 2006. The increase in revenues was due primarily to contributions from Company owned CNG filling stations completed after the second quarter of 2006 as well as an increase in the number of residential, commercial and industrial pipeline customers from approximately 67,905 in the nine months ended September 30, 2006 to approximately 83,979 in the nine months ended September 30, 2007.

New pipeline customers pay approximately 60% of the construction costs to connect to our pipeline system up front and the balance is payable as part of their monthly natural gas bill. During the nine months ended September 30, 2007, our installation revenues increased approximately 41% over the same period in 2006 and our sales of natural gas increased approximately 124% over the previous year. Four customers accounted for approximately 80.3% of the Company's installation revenue for the nine months ended September 30, 2007.

Cost of Revenues: Our cost of revenues consists of both the cost of natural gas and the cost of installation. Cost of natural gas consists primarily of the cost that we pay for natural gas purchased from our supplier, together with transportation costs and depreciation of equipment. Cost of connection includes certain installation costs related to connecting customers to our pipeline system that are generally expensed when incurred.

Cost of revenues in the nine months ended September 30, 2007 was $12,114,666, an increase of $5,883,639 or approximately 94% over the same period in 2006. Cost of natural gas increased by approximately 105% to $9,975,932 in the nine months ended September 30, 2007, as compared with $4,862,202 for the same period in 2006. The increase in our cost of revenues was primarily related to a material increase in the amount of gas sold. In addition, our installation costs increased in the nine months ended September 30, 2007 by approximately 56% to $2,138,734, as compared with $1,368,825 in the same period in 2006 as a result of the addition of new pipeline customers. The price that we paid for gas in the nine months ended September 30, 2007 remained relatively constant compared to 2006.

Gross profit: The Company earned a gross profit of $11,980,308 for the nine months ended September 30, 2007, an increase of $6,185,647 or approximately 107%, compared to $5,794,661 for the nine months ended September 30, 2006. The increase in gross profit is due to a material increase in gas sales and installation revenues in this quarter, partially offset by an increase in cost of sales.

Gross margin: Gross margin, as a percentage of revenues, increased to approximately 50% for the nine months ended September 30, 2007, from approximately 48% for the nine months ended September 30, 2006. The increase in gross margin is primarily due to increased portion of the total gross margin represented by CNG filing stations as compared to the same period in 2006.

Operating expenses: The Company incurred operating expenses of $3,926,507 for the nine months ended September 30, 2007, an increase of $2,309,406 or approximately 143%, compared to $1,617,101 for the nine months ended September 30, 2006. Our operating expenses increased primarily as a result of expenses related to the operation of 13 new filling stations in this quarter, as well as continuing expenses related to the identification of possible locations for additional filling stations and the governmental licensing and approval process. In addition, sales and marketing costs increased in the nine months ended September 30, 2007 as we increased our efforts to obtain new residential and commercial customers and attract customers to our filling stations.

We purchase all of our natural gas for resale from three vendors, PetroChina Changqing Oilfield Company, Shaanxi Natural Gas Co Ltd, and Jingcheng city Mingshi Coal Bed Methane Exploitage Ltd. As the government owns all land in China, the government controls and owns all the natural resources coming from the ground, thus the government controls the price and flow of the natural gas. As China shifts from a centrally planned economy to a market economy, we believe that it is in the government's best interest to keep prices stable, as they have been for the last 3 years, and maintain a stable flow of supply. The government has undertaken programs to promote the growth of the region in which we are located. Therefore, we expect supply and price to continue to be stable in the future.

For the nine months ended September 30, 2007, two suppliers accounted for 16.7% and 8.7% of the total equipment we purchased for installation activities. We believe that as a result of our relationships within the construction industry and the construction equipment vendor community, and the availability of other vendors to supply the construction equipment and materials, the loss of any one of these two vendors would not have a material adverse effect on our operations.

Income tax was $1,317,878 for the nine months ended September 30, 2007, as compared to $633,005 for the nine months ended September 30, 2006. The increase in income tax was attributed to the growth of installation fees and the sale of natural gas.

Net Income: Net income increased to $6,816,997 for the nine months ended September 30, 2007, an increase of $3,275,362 or approximately 93% from $3,541,635 for the nine months ended September 30, 2006. Increase in net income is attributed to our material increase in revenues, partially offset by a higher increase in cost of sales and operating expenses. The Company expects installation revenues to increase on both an actual basis and as a percentage of revenue. In the third quarter of 2007, the Company expects to add up to 10,000 pipeline customers and add additional 3 filling stations, which the Company estimates will increase sales of natural gas by 4.1 million cubic meters.

Comparison of Fiscal Years Ended December 31, 2006 and 2005:

The following table presents certain consolidated statement of operations information.

	2006	2005
Revenues	$18,828,790	$4,850,699
Cost of Revenues	9,718,000	2,404,037
Operating Expenses	2,596,199	975,083
Income from Operations	6,514,591	1,471,579
Net Income	$5,451,095	$1,252,083

Revenues. We generated approximately 74% of our revenues in 2006 from the sale of natural gas and approximately 26% of our revenues from construction and installation fees charged to connect end-user customers to our natural gas distribution system. Sales of natural gas at the Company-owned filling stations accounted for approximately 49.58% of our total revenues in 2006, or approximately $9,335,314, which was the largest contribution of our three business lines. Sales of natural gas to end-user customers connected to our pipeline distribution system accounted for approximately 22.2% of our total revenues in 2006, or approximately $4,179,991, including both natural gas sales and construction and installation fees. Sales of natural gas to third party-owned filling stations accounted for approximately 3% of our total revenues in 2006, or approximately $564,863.The Company expects installation revenues to increase on both an actual basis and as a percentage of revenue. In 2007, the Company expects to add up to 30,000 pipeline customers and construct an additional 15 filling stations, which the Company estimates will increase sales of natural gas by 80 million cubic meters.

We had total revenues of $18,828,790 for the twelve months ended December 31, 2006, an increase of $13,978,091 or approximately 288%, compared to $4,850,699 for the twelve months ended December 31, 2005. The increase in revenues was due primarily to the construction of 14 new company-owned filling stations during 2006 as well as an increase in the number of residential, commercial and industrial pipeline customers from approximately 50,000 in 2005 to approximately 75,000 in 2006.

New pipeline customers pay approximately 60% of the construction costs to connect to our pipeline system up front and the balance is payable as part of their monthly natural gas bill. During 2006, our installation revenues increased approximately 62% over the previous year and our sales of natural gas increased approximately 700% over the previous year. Four customers accounted for approximately 47%, 18%, 8% and 6% of the Company's installation revenue for the year ended December 31, 2006.

Cost of Revenues. Our cost of sales consists of both the cost of gas sales and the cost of construction and installation. Cost of gas sales consists primarily of the cost that we pay for natural gas purchased from our supplier, together with transportation costs and depreciation of equipment. Cost of connection includes certain construction costs related to connecting customers to our pipeline system that are generally expensed when incurred.

Cost of sales in 2006 was $9,718,000, an increase of $7,313,963 or approximately 404% from 2005. Cost of gas sales increased by approximately 492% to $7,663,060 in 2006, as compared with $1,293,585 in 2005. The increase in our cost of sales was primarily related to a material increase in the amount of gas sold in 2006. In addition, our construction and installation costs increased in 2006 by approximately 85% to $2,054,940, as compared with $1,110,452 in 2005 as a result of the addition of new pipeline customers. The price that we paid for gas in 2006 remained relatively constant compared to 2005.

Gross profit. The Company earned a gross profit of $9,110,790 for the twelve months ended December 31, 2006, an increase of $6,664,128 or approximately 273%, compared to $2,446,662 for the twelve months ended December 31, 2005. The increase in gross profit is due to a material increase in gas sales and installation revenues in 2006, partially offset by an increase in cost of sales.

Gross margin. Gross margin, as a percentage of revenues, decreased to approximately 48% for the twelve months ended December 31, 2006, from approximately 50% for the twelve months ended December 31, 2005. The decrease in gross margin is primarily attributable to the significant increase in revenues generated from our Company-owned filling stations. Construction of our filling stations requires a significant capital outlay, approximately $800,000 per station, and involves significant costs of operations, including value added taxation and employee expenses to operate the station. As a result, our margins on natural gas sold at filling stations are lower than our margins on natural gas sold to end users connected to our pipeline system. However, we believe that sales of CNG and LNG provide the best opportunity for future revenue and profit growth.

Operating expenses. The Company incurred operating expenses of $2,596,199 for the twelve months ended December 31, 2006, an increase of $1,621,116 or approximately 166%, compared to $975,083 for the twelve months ended December 31, 2005. Our operating expenses increased primarily as a result of expenses related to the construction and operation of 14 new filling stations in 2006, as well as continuing expenses related to the identification of possible locations for additional filling stations and the governmental licensing and approval process. In addition, sales and marketing costs increased in 2006 as we increased our efforts to obtain new residential and commercial customers and attract customers to our filling stations. General and administrative expenses increased from $500,228 in 2005 to $1,287,735 in 2006 due to an increase in personnel as a result of our growth.

The Company purchases all of the natural gas for resale from three vendors, PetroChina Changqing Oilfield Company, Shaanxi Natural Gas Co. Ltd., and Jingcheng City Mingshi Coal Bed Methane Exploitage Ltd. The Company has long-term supply agreements with PetroChina Changqing Oilfield Company and Jingcheng City Mingshi Coal Bed Methane Exploitage Ltd. with no minimum purchase requirements. As China shifts from a centrally planned economy to a market economy, we believe that it is in the government's best interest to keep prices stable, as they have been for the last 3 years (See Note 8), and maintain a stable flow of supply. The government has undertaken programs to promote the growth of the region in which we are located. Therefore, we expect supply and price to continue to be stable in the future.

For the year ended December 31, 2006, two suppliers accounted for 27.3% and 17.6% of the total equipment we purchased for construction activities. We believe that as a result of our relationships within the construction industry and the construction equipment vendor community, and the availability of other vendors to supply the construction equipment and materials, the loss of any one of these two vendors would not have a material adverse effect on our operations.

Net Income. Net income increased to $5,451,095 for the twelve months ended December 31, 2006, an increase of $4,199,012, from $1,252,083 for the twelve months ended December 31, 2005. Increase in net income is attributed to our material increase in revenues, partially offset by a higher increase in cost of sales and operating expenses in 2006. The Company expects installation revenues to increase on both an actual basis and as a percentage of revenue. In 2007, the Company expects to add up to 30,000 pipeline customers and construct an additional 15 filling stations, which the Company estimates will increase sales of natural gas by 80 million cubic meters.

Income Taxes. Income tax was $1,025,584 for the twelve months ended December 31, 2006, as compared to $220,956 for the twelve months ended December 31, 2005. The increase in income tax was attributed to the growth of construction and installation fees and the sale of natural gas.

Liquidity and Capital Resources

We have financed our operations over the two years ended December 31, 2006 and the six months ended June 30, 2007 primarily through cash from operating activities and from the sale of shares of our common stock. In January 2006, we completed a private placement of our common stock and common stock purchase warrants and received net proceeds of approximately $10.4 million. In August 2007, we completed a private placement of our common stock and common stock purchase warrants and received net proceeds of approximately $15 million. At December 31, 2006 and at June 30, 2007, we had cash and cash equivalents of $5.3 million and $7.6 million, respectively.

Comparison of Nine Months ended September 30, 2006 and 2007

As of September 30, 2007, the Company had $20,677,432 of cash and cash equivalents on hand compared to $5,031,991 of cash and cash equivalents as of September 30, 2006.

Cash flows provided by operating activities was $8,030,806 for the nine months ended September 30, 2007 compared to net cash used in operations of $922,946 in the corresponding period last year. The primary reason for the change is attributed to the increase in net income of 6,816,997.

Cash outflows for investing activities increased from $4,669,265 in the nine months ended September 30, 2006 to $6,838,721 for the same period in 2007 primarily because the Company purchased more equipment in 2007 in anticipation of its business growth.

Cash inflows for financing activities increased from $9,892,854 in the nine months ended September 30, 2006 to $13,823,467 for the same period in 2007 primarily because the Company issued 4,615,385 shares of stock for $15,000,000 and paid $1,176,533 in offering costs.

The Company expects to add 3 additional CNG filling stations by the end of fourth quarter of 2007. The Company expects to invest between $2.5 million and $3.0 million in new stations, and the funds for these investing activities will primarily come from the Company's operating and financing cash flows.

On August 2, 2007, the Company entered into a Securities Purchase Agreement with investors to sell 4,615,385 shares of the Company’s common stock and attached warrants to purchase up to 692,308 shares of Common stock for $3.25 per share (or an aggregate purchase price of $15,000,000) and for total net proceeds of $13,823,467. Warrants are exercisable for a period of five years with exercise price of $7.79 per share. In connection with the above-mentioned offering, the Company entered into a finance representation agreement with a placement agent. Pursuant to the agreement, the Company agreed to pay the agent $10,000 and issued a warrant to acquire 75,000 shares of the Company’s common stock. In addition, the Company paid $1,050,000 fee (7% of the gross proceeds).

The Company expects to require financing of $40 million to $80 million in order to complete its proposed LNG Project whose estimated construction period is two years. After completion, the company expects to reach other populous cities and provinces far away from Shaanxi and Henan provinces by LNG vehicles.

Based on past performance and current expectations, we believe our existing cash combined with cash generated from operations, as well as future possible cash investments, will satisfy our working capital needs, capital expenditures (other than the LNG Project and acquisition of other filling stations) and other liquidity requirements associated with our operations for at least the next 12 months.

The majority of the Company's revenues and expenses were denominated primarily in RMB, the currency of the People's Republic of China. There is no assurance that exchange rates between the RMB and the USD will remain stable. Inflation has not had a material impact on the Company's business.

Comparison of Years ended December 31, 2005 and 2006

As of December 31, 2006, the Company had $5,294,213 of cash and cash equivalents on hand compared to $675,624 of cash and cash equivalents as of December 31, 2005.

The primary sources of cash in 2006 were income from operations and financing activities. The Company had net cash flows provided by operations of $4,385,524 for the twelve months ended December 30, 2006 as compared to net cash provided by operations of $1,935,871 in the corresponding period last year. The increase in net cash flows from operations in 2006 as compared to 2005 was mainly due to the increase in net income and an increase in other payables during the twelve months ended December 31, 2006 offset by a decrease in unearned revenue.

In January 2006, we raised $10,400,000 from the sale of common stock, which we used for the construction of CNG filling stations, the purchase of raw materials and working capital. Furthermore, in September 2006, the Company received $1,050,001 from the exercise of 291,667 warrants.

Cash used in investing activities increased from $4,871,821 in 2005 to $9,738,469 in 2006 as a result of advance payments made to equipment suppliers for the construction of 14 CNG filling stations and for construction materials used to build natural gas pipelines to individual households.

The Company expects to construct an additional 15 CNG filing stations in 2007. The Company expects the funds for these investing activities will come from the Company's operating cash flow.

We also will require financing of at least $40 million in order to complete our proposed LNG Project.

Based on past performance and current expectations, we believe our cash and cash equivalents, cash generated from operations, as well as future possible cash investments, will satisfy our working capital needs, capital expenditures (other than the LNG Project) and other liquidity requirements associated with our operations for at least the next 12 months.

The majority of the Company's revenues and expenses were denominated primarily in Renminbi ("RMB"), the currency of the People's Republic of China. There is no assurance that exchange rates between the RMB and the U.S. Dollar will remain stable. The Company does not engage in currency hedging. Inflation has not had a material impact on the Company's business.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to our investors.

Recent Pronouncements

In September 2006, FASB issued SFAS 157 “Fair Value Measurements.” This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements, the Board having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements. However, for some entities, the application of this Statement will change current practice. This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The management is currently evaluating the effect of this pronouncement on financial statements.

In September 2006, FASB issued SFAS 158 “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106, and 132(R).” This Statement improves financial reporting by requiring an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization. This Statement also improves financial reporting by requiring an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. An employer with publicly traded equity securities is required to initially recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after December 15, 2006. An employer without publicly traded equity securities is required to recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after June 15, 2007. However, an employer without publicly traded equity securities is required to disclose the following information in the notes to financial statements for a fiscal year ending after December 15, 2006, but before June 16, 2007, unless it has applied the recognition provisions of this Statement in preparing those financial statements. The requirement to measure plan assets and benefit obligations as of the date of the employer’s fiscal year-end statement of financial position is effective for fiscal years ending after December 15, 2008. The management is currently evaluating the effect of this pronouncement on financial statements.

In February of 2007 the FASB issued SFAS 159, “The Fair Value Option for Financial Assets and Financial Liabilities—including an amendment of FASB Statement No. 115.” The statement permits entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. The statement is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. The company is analyzing the potential accounting treatment.

FASB Staff Position on FAS No. 115-1 and FAS No. 124-1 (“the FSP”), “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments,” was issued in November 2005 and addresses the determination of when an investment is considered impaired, whether the impairment on an investment is other-than-temporary and how to measure an impairment loss. The FSP also addresses accounting considerations subsequent to the recognition of other-than-temporary impairments on a debt security, and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. The FSP replaces the impairment guidance on Emerging Issues Task Force (EITF) Issue No. 03-1 with references to existing authoritative literature concerning other-than-temporary determinations. Under the FSP, losses arising from impairment deemed to be other-than-temporary, must be recognized in earnings at an amount equal to the entire difference between the securities cost and its fair value at the financial statement date, without considering partial recoveries subsequent to that date. The FSP also required that an investor recognize other-than-temporary impairment losses when a decision to sell a security has been made and the investor does not expect the fair value of the security to fully recover prior to the expected time of sale. The FSP is effective for reporting periods beginning after December 15, 2005. The adoption of this statement will not have a material impact on our consolidated financial statements.

FASB Interpretation 48 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Benefits from tax positions should be recognized in the financial statements only when it is more likely than not that the tax position will be sustained upon examination by the appropriate taxing authority that would have full knowledge of all relevant information. The amount of tax benefits to be recognized for a tax position that meets the more-likely-than-not recognition threshold is measured as the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement. Tax benefits relating to tax positions that previously failed to meet the more-likely-than-not recognition threshold should be recognized in the first subsequent financial reporting period in which that threshold is met or certain other events have occurred. Previously recognized tax benefits relating to tax positions that no longer meet the more-likely-than-not recognition threshold should be derecognized in the first subsequent financial reporting period in which that threshold is no longer met. Interpretation 48 also provides guidance on the accounting for and disclosure of tax reserves for unrecognized tax benefits, interest and penalties and accounting in interim periods. Interpretation 48 is effective for fiscal years beginning after December 15, 2006. The change in net assets as a result of applying this pronouncement will be a change in accounting principle with the cumulative effect of the change required to be treated as an adjustment to the opening balance of retained earnings on January 1, 2007, except in certain cases involving uncertainties relating to income taxes in purchase business combinations. In such instances, the impact of the adoption of Interpretation 48 will result in an adjustment to goodwill. The adoption of this standard had no material impact on the Company’s consolidated financial statements.

In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements,” (“SAB 108”), which provides interpretive guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of a materiality assessment. The Company adopted SAB 108 in the fourth quarter of 2006 with no impact on its consolidated financial statements.

DESCRIPTION OF BUSINESS

Organizational History

We were incorporated in the state of Delaware on March 31, 1999, as Bullet Environmental Systems, Inc. On May 25, 2000 we changed our name to Liquidpure Corp. and on February 14, 2002 we changed our name to Coventure International, Inc.

On December 6, 2005, we issued an aggregate of 4 million shares to all of the registered shareholders of Xian Xilan Natural Gas Co., Ltd., and entered into exclusive arrangements with Xian Xilan Natural Gas Co., Ltd. and these shareholders that give us the ability to substantially influence Xian Xilan Natural Gas’ daily operations and financial affairs, appoint its senior executives and approve all matters requiring shareholder approval. On December 19, 2005, we changed our name to China Natural Gas, Inc.

On February 21, 2006, we formed Xilan Natural Gas Equipment Ltd., (“Xilan Equipment”) as a wholly owned foreign enterprise (WOFE). We then, through Xilan Equipment, entered into exclusive arrangements with Xian Xilan Natural Gas Co., Ltd. and these shareholders that give us the ability to substantially influence Xian Xilan Natural Gas’ daily operations and financial affairs, appoint its senior executives and approve all matters requiring shareholder approval. We memorialized these arrangements on August 17, 2007. As a result, the Company consolidates the financial results of Xian Xilan Natural Gas as variable interest entity pursuant to Financial Interpretation No. 46R, “Consolidation of Variable Interest Entities.”

Overview of our Business

We distribute and sell natural gas to commercial, industrial and residential customers in the Xian area, including Lantian County and the Lintong and Baqiao Districts, of Shaanxi province of The Peoples' Republic of China ("China" or the "PRC") through a network of approximately 120 km of high pressure pipelines.  We also distribute and sell CNG as vehicular fuel through a network of CNG filling stations in Shaanxi and Henan Provinces.  As of Septebmer 30, 2007, we owned and operated 14 CNG filling stations in Shaanxi Province and six CNG filling stations in Henan Province.

We operate three primary business lines:

•	Distribution and sale of compressed natural gas (CNG) through Company-owned CNG filling stations for hybrid (natural gas/gasoline) powered vehicles (20 stations as of September 30, 2007);

•	Distribution and sale of CNG to third party-owned CNG filling stations for hybrid (natural gas/gasoline) powered vehicles; and

•
Distribution and sale of natural gas to residential, commercial and industrial customers through Company-owned pipelines. The Company distributes and sells natural gas to approximately 75,000 homes and businesses.

We buy all of the natural gas that we sell and distribute to our customers from government owned enterprises. We do not mine or produce any of our own natural gas and have no plans to do so during the next 12 months. The natural gas that we buy is available in two forms: (1) piped natural gas; and (ii) CNG.

Our Products, Services and Customers

Our Pipeline Distribution System

We own and operate a network of approximately 120 km of high pressure pipeline in the Xian area. Our pipeline network connects with a high pressure pipeline network from the government operated Shaanxi Natural Gas Company. This pipeline supplies natural gas directly from a gas field in the northern region of the province to the high pressure pipes that then feed into citygate "let-down" stations at HongQing and Lantian County. At HongQing and LanTian the pressure is reduced and transported through a network of low-pressure distribution pipes to supply our residential, commercial and industrial customers in Lantian County, and the Lintong and Baqiao Districts. The spur also feeds a compressor station at HongQing where CNG is collected by tankers to supply CNG filling stations.

Each of our pipeline customers is physically connected to our pipeline network through Company installed and maintained connection equipment and natural gas usage monitoring systems. We generate additional fees from the construction and installation of connections to our natural gas distribution system.

We believe that we are currently the sole authorized provider of natural gas to residential customers in our service area and the only privately owned company in the Shaanxi province to own and operate this type of high pressure pipeline.

CNG Filling Stations

We also distribute CNG as a vehicular fuel through our own and through third party-owned CNG filling stations. We currently own and operate fourteen natural gas filling stations in the Xian metropolitan area and six natural gas filling stations in Henan province. CNG is sold to taxis and buses that operate on CNG technology.

Currently, we purchase natural gas for 1.26 RMB/cubic meter and sell each cubic meter for 2.65RMB net of value added taxes. We can construct a CNG filling station in approximately 60 days for a cost of approximately US$800,000. As of March 17, 2007, we were in the process of constructing seven additional CNG filling stations. We continue to evaluate additional sites for CNG filling stations in the Xian metropolitan area. In July 2005, we purchased a Compressor Station located near our pipeline that will allow us to compress and transport CNG via truck to CNG filling stations.

Our CNG Market

We estimate that currently there are approximately 50,000 vehicles using CNG in the Xian area. PRC government statistics indicate that there are currently 5,000 buses and 20,000 taxis using CNG in Xian. Each bus uses an average of 70 cubic meters of CNG per day and taxis use an average of 30 cubic meters of CNG per day (source: Xian Clean Fuel Vehicles Commission 2005).

The PRC government estimates in its Eleventh Five Year Plan (2006-2010) that current total demand for CNG as a vehicular fuel in the Xian area is approximately one million seventy thousand (1,070,000) cubic meters per day. The PRC government's clean energy policy as expressed in the proposal for the Eleventh Five Year Plan (2006-2010) encourages the use of CNG as a vehicular fuel. In addition, currently CNG is cheaper than gasoline. We estimate that the average CNG station in Xian pumps approximately 15,000 cubic meters of CNG per day and in November 2006, based on a survey we conducted, there were 53 CNG filling stations in Xian. Therefore, we estimate that approximately 800,000 cubic meters of CNG is pumped per day, a figure well below estimated total demand. As a result, we believe that there is significant unmet demand for CNG in the Xian area and that the market for CNG vehicular fuel provides us with the greatest opportunities for profit and growth.

We believe that our vertically integrated operations and our proprietary pipeline and supply contracts gives us greater access to CNG supplies and customers and uniquely position us to become a major supplier of CNG vehicular fuel in the Xian area.

Our Pipeline Network Customers

As of June 30, 2007, we had approximately 75,000 customers, including residential, industrial and commercial customers. We are continuing to expand our customer base in Xian's newly developed business and residential areas including the districts of Xihan and Chanliu. Our industrial customers, including the Xiwei Aluminum Company and the Hungtian Company, use natural gas as a raw material for their production process. We are not dependent upon any single customer or group of customers for a material portion of our natural gas sales or revenues.

Our pipeline customers purchase natural gas by means of prepaid cards that can be inserted into the connection equipment to initiate gas flow.

We are currently seeking to expand pipeline distribution to the Shangluo and Ankang areas of Shaanxi province. In September 2005, we submitted applications to local government authorities for approval to supply the Shanglou and Ankang areas on an exclusive basis. Approval is still pending and can take up to three years. As a result, we cannot be certain if we will receive such government approval at all or, if approved, when we will receive such government approval. However, we believe that if we receive government approval, the approval would give us the exclusive right to provide natural gas to residential, commercial and industrial customers in those areas.

Our Proposed Liquefied Natural Gas Project

During 2007, we plan to move into the processing, distribution and sale of liquefied natural gas (LNG). We believe that adding LNG to our product offerings will expand our geographic sales footprint and increase revenues and profitability.

Both CNG and LNG are natural gas that has been compressed into canisters to enable transportation, usually by truck, to the point of distribution or consumption. Typically CNG is compressed at 200 times atmospheric pressure and can be transported at normal temperatures to distances of up to 300 km. LNG is typically compressed at up to 625 times atmospheric pressure and must be transported at sub-zero degree temperatures. LNG can be transported over greater distances by gas tanker truck. LNG is compressed at much higher pressure and transported at much lower temperature than CNG. Therefore, the cost of compression and processing of LNG is higher than that of CNG, although the LNG transportation costs are lower.

We plan to construct an LNG processing and distribution plant in Jinbiang, Shaanxi province (the “LNG Project”). We estimate that the construction of the LNG Project will cost approximately US$40 million (RMB 309 million). If we can obtain financing for the project by the end of 2007, we believe that the plant can be completed by June 2008. We have obtained the required permits and approvals to build the LNG plant from local government authorities; however, we will require approval from the Shaanxi Development and Reform Commission to begun LNG production at the plant.

Our Subsidiaries and Variable Interest Entities

On October 24, 2006, Xian Xilan Natural Gas formed a wholly-owned subsidiary, Shaanxi Jingbian Liquefied Natural Gas Co., Ltd., a limited liability company organized under the laws of PRC to administer the production and sales of LNG.

In 2006, Xian Xilan Natural Gas, through its wholly-owned subsidiary, Shaanxi Jingbian Liquefied Natural Gas Co., Ltd, received a letter from PetroChina Company Limited pursuant to which PetroChina agreed in principle, subject to the negotiation and execution of a final contract, to supply up to 150,000,000 cubic meters of natural gas annually upon the completion of our LNG project.

In 2006, we formed a wholly-owned subsidiary, Xian Xilan Natural Gas Equipment Ltd., a limited liability company organized under the laws of PRC (“Xilan Equipment”), to provide equipment to our own CNG filling stations.

Effective March 8, 2006, we also established a variable interest entity, Xian Xilan Natural Gas by entering into exclusive arrangement with Xian Xilan Natural Gas through our subsidiary Xilan Equipment. Pursuant to the exclusive arrangement, the Company, though Xilan Equipment, the Company has the ability to substantially influence Xian Xilan Natural Gas’ daily operations and financial affairs, appoint its senior executives and approve all matters requiring shareholder approval. As a result, based on Financial Interpretation No. 46R, Consolidation of Variable Interest Entities, the Company is able to treat Xian Xilan Natural Gas as a variable interest entity of the Company and consolidate its financial results.

 In May 2007, Xian Xilan Natural Gas formed a wholly-owned subsidiary, Xian Xilan Auto Bodyshop.

Suppliers

The Company purchases all of the natural gas for resale from three vendors, PetroChina Changqing Oilfield Company, Shaanxi Natural Gas Co. Ltd., and Jingcheng City Mingshi Coal Bed Methane Exploitage Ltd. The Company has long-term supply agreements with PetroChina Changqing Oilfield Company and Jingcheng City Mingshi Coal Bed Methane Exploitage Ltd. with no minimum purchase requirements. The price of natural gas is strictly controlled by the government and has remained stable over the past 3 years.

On October 19, 2006, we received a letter from PetroChina Company Limited pursuant to which PetroChina agreed in principle to supply up to 150 million cubic meters of LNG annually to our subsidiary subject to the negotiation of a final agreement once our LNG plant is built.

We do not expect any difficulty in continuing to renew our supply contracts during the next 12 months.

PRC Natural Gas Industry Overview

China's rapidly expanding economy is stretching the limits of its energy resources. Currently, only 3% of China's total energy usage is natural gas, while the world's average consumption of natural gas is 24% of total energy usage. (source: US Energy Information Administration ("EIA"), August 2005) Over the next 5 years, China's use of natural gas is expected to significantly increase. In 2005, China's domestic reserve of natural gas was estimated to be 53.3 trillion cubic feet. (source: EIA August 2005). The country's largest reserves are located in western and north central China.

In order to meet the demand for natural gas, the PRC government has encouraged private companies to invest in and build the necessary transportation, distribution and sale infrastructure for natural gas. On December 27, 2002, the Ministry of Construction issued a memorandum stating that regulation of the public utility industry (including natural gas distribution) should be liberalized. It also stated that foreign and private investment participation should be encouraged and welcomed. The memorandum encouraged private investment in the sector and provided a legal framework for private urban natural gas distribution.

Sources of Energy

Although the PRC is the world's second largest energy consumer, its energy consumption per capita is lower than most other countries. This is largely because large portions of the Chinese population live in rural areas where access to energy sources is limited and the necessary infrastructure is still relatively underdeveloped. Energy consumption is concentrated in the urban areas where there is greater access to energy sources.

Traditionally, the PRC has relied heavily on coal and crude oil as its primary energy sources. According to the China Statistical Yearbook, in 2004, coal, crude oil, hydro-electricity and natural gas accounted for 65.0%, 23.2%, 8.8% and 3%, respectively, of the PRC's total energy consumption. In 2003, the ratios were 68.0%, 23.0%, 7.9% and 2.5% respectively. Traditionally, natural gas has been primarily used as a raw material for chemical fertilizer and to operate oil and gas fields. Accordingly, most natural gas is consumed for production of fertilizer. Only a little over 10% of natural gas is consumed as fuel. (Source: The Institute of Energy Economics of Japan).

The PRC's heavy reliance on coal exceeds world consumption rates for the same period, which was 22.2% (Source: Energy Information Administration, U.S. Department of Energy). The use of coal, however, causes air pollution and other negative consequences to the environment. In the PRC, the heavy use of unwashed coal has led to large emissions of sulfur dioxide and particulate matter. An air pollution study conducted by the World Health Organization in 1998 showed that seven of the 10 most polluted cities in the world were located in the PRC. As such, there have been serious environmental concerns in many countries around the world, resulting in a global trend to reduce coal usage. In consideration of such trends, in 1996, the PRC presented a plan to raise the share of natural gas in the country's energy mix (Source: Ninth Five-Year Plan (1996-2000)). In many locations where natural gas supply is available, local governments often require all new residential buildings to install piped gas connections as a condition to the issuance of the construction or occupancy permits. Before 2000, local municipal governments controlled gas distribution. Since then, the industry has been opened to private companies, whose investments have fostered an increase in the use of natural gas in the PRC. The PRC government has deemed the natural gas industry a suitable industry for public and private investments.

China's Natural Gas Reserves and Gas Pipeline Infrastructure

Recognizing the serious problems caused by the heavy reliance on coal usage, the PRC government has aggressively moved to reduce coal usage by substituting coal with other, more environmentally friendly forms of fuel, such as natural gas. The PRC abounds in rich natural gas reserves, which are distributed among Xinjiang, Sichuan, and Shaanxi Provinces, as well as Inner Mongolia. According to the Second Oil and Gas Reserve Assessment published by the Geological and Mineral Resources Department of China, natural gas reserves in China are estimated to be 38,000 billion cubic meters with 30,000 billion cubic meters onshore and 8,000 billion cubic meters offshore. These reserves are sufficient for approximately 74 to 120 years of Chinese consumption based on current consumption levels.

Because the PRC's largest reserves of natural gas are located in western and north-central China, it requires a significant investment in gas transportation infrastructure to carry natural gas to eastern cities and the rest of the PRC. Until recently, the PRC's natural gas consumption was limited to local natural gas producing provinces because of the lack of national long-distance pipeline infrastructure. Because natural gas transportation was limited to areas near production sites, an economical supply was possible.

The principal method for transportation of natural gas is by means of pipelines. In order to develop the natural gas industry, it is essential that the necessary pipeline infrastructure be in place so that natural gas is easily accessible for distribution at affordable rates.

In its Eleventh Five Year Plan (2006 - 2010), the PRC government re-affirmed its commitment to making significant investments in the expansion of the natural gas pipeline infrastructure over a period of 20 years.

Demand for Natural Gas

Currently, natural gas consumption in the PRC accounts for less than 3% of its total energy consumption. However, driven by environmental pressures, improvements in social infrastructure fueled by economic growth, and a stable energy supply, it is anticipated that the use of natural gas will grow very rapidly in the PRC over the next 20 years.

Intellectual Property

We have applied for a service mark on the “Xilan” name, which is used in connection with all our products and services.

Research and Development

We have not had and do not anticipate having any material research and development expenses. The funding for all research and development expenses is expected to come from operating cash flows.

Governmental and Environmental Regulation

To date, we comply with all registrations and requirements for the issuance and maintenance of all licenses required by the applicable governing authorities in China. These licenses include:

•
Qualified Urban Fuel Operator Business License authorized by the Shaanxi Construction Bureau, the local office of the Ministry of Construction, effective from January 2, 2004 to January 2, 2009.(License number SHAANRANZHI 166)

•
License to Supply, Install Equipment and Maintain Gas Fuel Lines issued by the local Gas Fuels for Heating Bureau, an agency of the Ministry of Construction and the Xian Natural Gas Management Bureau. License number: XIRAN 136)

•
Safety and Inspection Regulation for Special Equipment Safety Inspection Standards for High Pressure Pipeline and Technical Safety Inspection Regulations from the Shaanxi Quality and Technology Inspection Bureau for compressor stations and pressure storage tank system. (Approval letter reference: 2004SHAANGUOCHUHAN033)

•
Annual Safety Inspection of Lightning Conductor Equipment approved by the Shaanxi Meteorology Bureau. (Certificate number 0005274) The Citygate and Compressor Stations are approved by the local office of the Ministry of Construction.

•	Business license to operate Xilan Equipment effective from 02/22/2006 to 02/21/2021.

•	Business license to operate Xilan Liquified Natural Gas effective from 10/24/2006 to 10/23/2036.

Fuel service station standards are subject to regulation by the Ministry of Construction, the General Administration of Quality Supervision, and the Bureau of Inspection and Quarantine of the People's Republic of China. Upon satisfactory inspection of service stations, certificates will be issued.

Various standards must be met for filling stations, including the handling and storage of CNG, tanker handling, and compressor operation. The Local Ministry of Construction and the Gas Field Operation Department of the Municipal Administration Committee regulates these standards. The Municipal Development and Reform Commission, which issues certificates for the handling of dangerous chemical agents, carries out inspections.

Standards for the design and construction of filling stations must conform to GB50156-2202 and technology standard BJJ84-2000.

Competition

The three largest state owned energy companies, CNPC (China National Petroleum Corporation) Group, SINOPEC (China Petroleum and Chemical Corporation Group), and CNOOC (China National Offshore Oil Corporation Group) are principally engaged in the upstream supply of energy and are material competitors in the exploration and transportation of oil and gas. They build much of the country's high-pressure pipeline infrastructure. Natural gas is distributed to smaller regional firms that redistribute the gas to the end user, either through lower pressure pipeline networks, or via tankers in the form of liquid natural gas (LNG).

With respect to our pipeline services, we compete with privately owned companies: Xinjiang Guanghui LNG Development Corporation Ltd. and Xin'Ao Gas Field Ltd. Xinjiang Guanghui LNG Development Corporation Ltd. is primarily involved in the transportation of LNG via tanker truck to storage facilities from natural gas wells. Xin'Ao Gas Field Ltd. is a publicly owned company traded on the Hong Kong Exchange that distributes natural gas via pipeline in 13 provinces and municipalities that have a combined population of 31 million. Neither Xinjiang Guanghui nor Xin'Ao is approved to supply natural gas to any area in which Xilan is currently operating.

With respect to our CNG filling station market, currently, there are approximately 53 CNG filling stations in Xian City. Thirteen of these stations are state owned enterprises. The other 40 stations are privately owned with the majority of these being single station operators. We believe that we effectively compete with the stations based upon our organization, experience and financial resources.

Employees

As of March 17, 2007 [update], we had 310 employees in the following capacities: 6 in management; 18 in administrative; 87 in operations; 25 in sales; 38 in research and development; 16 in finance and 120 employees at the retail filling stations. We have not experienced any industrial actions and we have excellent relationships with our employees. We are not a party to any collective bargaining agreements.

Legal Proceedings

Neither our company nor any of our subsidiaries is a party to any legal proceedings that, individually or in the aggregate, are material to our company as a whole.

DIRECTORS AND EXECUTIVE OFFICERS

Management and Board of Directors

Our current members of the Board of Directors and executive officers are listed below.

Name	Age	Position	Director Since
Qinan Ji	49	Chief Executive Officer and Chairman of the Board	2005
Xiaogang Zhu	52	Chief Financial Officer
Zhiqiang Wang	67	Director	2006
James Garner	60	Director	2006

All directors serve for one year and until their successors are elected and qualified. All officers serve at the pleasure of the Board of Directors. There are no family relationships among any of our officers and directors.

Background of Executive Officers and Directors

Qinan Ji, Chairman of the Board of Directors - Mr. Ji joined Xilan as the Chairman of the Board of Directors in 2005. In 1996, he founded the Anxian Hotel in Weinan City in Shaanxi Province. In 2001, he formed the Xian Sunway Technology and Industry Co., Ltd. He has more than 20 years experience in the energy and petroleum industries in operational, administrative, management and government relations roles. He received a Bachelors of Economic Management from North West University (Shaanxi).

Xiaogang Zhu, Chief Financial Officer - Mr. Zhu joined Xilan as Chief Financial Officer in January 2005. He spent 16 years working at the Ministry of General Logistics most recently as manager of the finance department. From September 2000 to December 2004, Mr. Zhu was the Vice General Manager and CFO of Xian Dapeng Biotech Co., Ltd. He received a Bachelors of Accounting from Xian Jiaotong University.

Zhiqiang Wang, Vice Chairman of the Board of Directors - Mr. Wang was the former head of energy industry regulations from 1992 to 2002 as well as the Vice Mayor of the city of Xi'An, China's largest western city with a population of 8 million, in which position he was in charge of regulating and licensing the city's energy and natural gas businesses. From 2002 until his retirement in 2004, Mr. Wang was the Chief Executive Officer of Xi'An Municipal Government Construction Company where he was in charge of the city's major construction projects. Since 2004, Mr. Wang has been an independent advisor to the Company. Mr. Wang graduated from the Northwest College of Law in 1962.

James A. Garner, Director, Chairman of Nominating Committee - Mr. Garner brings over 30 years of experience in business and political contacts to China Natural Gas. He served as Mayor of Hempstead, New York for 16 years until his retirement to the private sector in April 2005. He has won national recognition and awards from national agencies such as the U.S. Housing & Urban Development Agency and the American Planning Association (APA). Mayor Garner was elected the 61st President of the United States Conference of Mayors in June 2003 and served the Conference for one year traveling worldwide and advocating the needs of U.S. cities. Mr. Garner holds a Bachelor of Science Degree from Adelphi University and an Honorary Degree of Doctorate of Civil Law from Molloy College. He was recently appointed to the United States Small Business Administration's National Advisory Council.

Our Directors are elected by the vote of a plurality in interest of the holders of our voting stock and hold office for a term of one year or until a successor has been elected and qualified.

A majority of the authorized number of directors constitutes a quorum of the Board for the transaction of business. The directors must be present at the meeting to constitute a quorum. However, any action required or permitted to be taken by the Board may be taken without a meeting if all members of the Board individually or collectively consent in writing to the action.

There are no family relationships, or other arrangements or understandings between or among any of the directors, executive officers or other person pursuant to which such person was selected to serve as a director or officer.

Our directors, executive officers and control persons have not been involved in any of the following events during the past five years:

1.	any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

2.	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

3.
being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

4.
being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

EXECUTIVE COMPENSATION

The following table sets forth all cash compensation paid by us to each of the following named executive officers for the last completed fiscal year.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
Qinan Ji, Chief Executive Officer and Chairman of the Board(1)	2006	15,000	-	-	-	15,000
Minqing Lu, former Chief Executive Officer and Director(2)	2006	4,150	-	-	-	4,150

(1)	Mr. Ji replaced Mr. Lu as the Chief Executive Officer on May 22, 2006.
(2)	Mr. Lu resigned as the Company’s Chief Executive Officer and Director on May 22, 2006. Mr. Lu’s annual salary was $10,000.

During the last fiscal year, none of our other officers had a salary and bonus greater than $100,000.

Stock-Based Compensation

None of our officers or other employees have been granted stock options or stock appreciation rights, or paid any other stock-based compensation, by our company or any of our subsidiaries.

Director Compensation

The following Director Compensation Table summarizes the compensation of our directors for services rendered to the Company during the year ended December 31, 2006.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
James Garner	24,000	-	-	-	24,000
Qinan Ji(1)	-	-	-	-	-
Zhiqiang Wang(2)	4,500	-	-	-	4,500
Patrick McManus(3)	24,000	-	-	-	24,000

(1)	Ji Qinan, our Chief Executive Officer, does not receive any compensation for his service as a director.
(2)	Zhiqiang Wang was appointed as a director in September 2006; his compensation was $4,500 annually.
(3)	Patrick McManus resigned as a director in July 2007.

The Company did not pay any other compensation to these directors in 2006.

Employment Agreements

There are currently no employment agreements between the Company and any of its named executive officers.

Outstanding Equity Awards at Fiscal Year End

There has been no outstanding equity awards at fiscal year ended December 31, 2006.

CERTAIN RELATIONSHIP AND RELATED TRANSACTIONS

None.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth information as of October 26 2007 regarding the beneficial ownership of our Common Stock, (a) each stockholder who is known by the Company to own beneficially in excess of 5% of our outstanding Common Stock; (b) each director known to hold Common Stock; (c) the Company’s chief executive officer; and (d) the executive officers and directors as a group. Except as otherwise indicated, all persons listed below have (i) sole voting power and investment power with respect to their shares of Common Stock, except to the extent that authority is shared by spouses under applicable law, and (ii) record and beneficial ownership with respect to their shares of stock. The percentage of beneficial ownership is based upon 29,200,304 shares of Common Stock outstanding as of October 26, 2007. Unless otherwise identified, the address of the directors, officers and 5% beneficial owners of the Company listed above is 19th Floor, Building B Van Metropolis, No. 35 Tanyan Road, High Tech Zone, Xi'an 710065, Shaanxi Province, the People's Republic of China.

	Amount and Nature of Beneficial Ownership
	Common Shares
Name	Number of Shares		Percent of Class
Officer and Directors
Qinan Ji, CEO and Director	5,931,596		20.3	%(1)
Zhiqiang Wang, Director	0		0%
Xiaogang Zhu, CFO	0		0%
James Garner, Director	0		0%
All Officers and Directors as a Group (four persons)	5,931,596	(1)	20.3	%(1)
5% Beneficial Owners
Heartland Value Fund	1,500,000		5.1%
Robert K. Moses, Jr.	2,000,000		6.8%
Xian Sunway Technology & Industry Co. Ltd.	2,875,364		9.8%
Yangling Bodisen Biotech Development Co. Ltd. c/o New York Global Group, Inc. 14 Wall Street, 12th Floor New York, NY 10005	2,063,768		7.1%

(1)	Of which 2,875,364 shares are owned by Xian Sunway Technology & Industry Co., Ltd. Qinan Ji owns 42.1% of Xian Sunway and may be deemed to beneficially own such shares.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 45,000,000 shares of common stock, $0.0001 per share, and 5,000,000 shares of preferred stock, par value $0.0001 per share. As of October 26, 2007, 29,200,304 shares of common stock were issued and outstanding and no shares of preferred stock were issued and outstanding. In addition, at such date, 1,088,754 shares of common stock were reserved for issuance upon the exercise of outstanding common stock purchase warrants.

Common Stock

Voting, Dividend and Other Rights. Each outstanding share of common stock entitles the holder to one vote on all matters presented to the shareholders for a vote. Holders of shares of common stock have no cumulative voting, preemptive, subscription or conversion rights. All shares of common stock to be issued pursuant to this registration statement will be duly authorized, fully paid and non-assessable. Our Board of Directors determines if and when distributions may be paid out of legally available funds to the holders. To date, we have not declared any dividends with respect to our common stock. Our declaration of any cash dividends in the future will depend on our Board of Directors’ determination as to whether, in light of our earnings, financial position, cash requirements and other relevant factors existing at the time, it appears advisable to do so. We do not anticipate paying cash dividends on the common stock in the foreseeable future.

Rights Upon Liquidation. Upon liquidation, subject to the right of any holders of the preferred stock to receive preferential distributions, each outstanding share of common stock may participate pro rata in the assets remaining after payment of, or adequate provision for, all our known debts and liabilities.

Majority Voting. The holders of a majority of the outstanding shares of common stock constitute a quorum at any meeting of the shareholders. A plurality of the votes cast at a meeting of shareholders elects our directors. The common stock does not have cumulative voting rights. Therefore, the holders of a majority of the outstanding shares of common stock can elect all of our directors. In general, a majority of the votes cast at a meeting of shareholders must authorize shareholder actions other than the election of directors. Most amendments to our certificate of incorporation require the vote of the holders of a majority of all outstanding voting shares.

Preferred Stock

Authority of Board of Directors to Create Series and Fix Rights. Under our certificate of incorporation, as amended, our Board of Directors can issue up to 5,000,000 shares of preferred stock from time to time in one or more series. The Board of Directors is authorized to fix by resolution as to any series the designation and number of shares of the series, the voting rights, the dividend rights, the redemption price, the amount payable upon liquidation or dissolution, the conversion rights, and any other designations, preferences or special rights or restrictions as may be permitted by law. Unless the nature of a particular transaction and the rules of law applicable thereto require such approval, our Board of Directors has the authority to issue these shares of preferred stock without shareholder approval. Our Board of Directors has not designated any shares of the authorized but unissued preferred stock.

Warrants

At October 26, 2007, the following warrants were outstanding:

•	Warrants to purchase 321,446 shares of common stock at any time on or prior to January 13 or January 17, 2009 at an initial exercise price of $3.60 per share. Pursuant to the terms of such warrants, the exercise price of such warrants is, subject to adjustment in the event of stock splits, combinations or the like of our common stock.

•	Warrants to purchase 767,308 shares of common stock at any time on or prior to October 26, 2012 at an initial exercise price of $7.79 per share. Pursuant to the terms of such warrants, the exercise price of such warrants is subject to adjustment in the event of stock splits, combinations or the like of our common stock.

Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws

Our certificate of incorporation and our Bylaws contain certain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions and certain provisions of Delaware law, which are summarized below, may discourage coercive takeover practices and inadequate takeover bids. These provisions also may encourage persons seeking to acquire control of us to first negotiate with our Board of Directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

Undesignated Preferred Stock. As discussed above, our Board of Directors has the ability to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in our control or management.

Delaware Anti-Takeover Statute. We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

•
Prior to the date of the transaction, the Board of Directors of the corporation approved either the business combination or the transaction that resulted in the stockholder’s becoming an interested stockholder;

•
Upon completion of the transaction that resulted in the stockholder’s becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
At or subsequent to the date of the transaction, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our Board of Directors does not approve in advance. We also anticipate that Section 203 may discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

The provisions of Delaware law and the provisions of our certificate of incorporation and Bylaws, as amended, could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Transfer Agent and Register

The transfer agent and registrar for our common stock is Interwest Transfer, Inc., 1981 East 4800s Suite 100, Salt Lake City, Utah 84117, telephone number (801) 272-9294.

Market Information

Our common stock price is quoted on the OTC Bulletin Board, or OTCBB, under the symbol “CHNG.”

SELLING STOCKHOLDERS

The following table sets forth as of October 26, 2007, information regarding the current beneficial ownership of our common stock by the persons identified, based on information provided to us by them, which we have not independently verified. Although we have assumed for purposes of the table that the Selling Stockholders will sell all of the shares offered by this prospectus, because they may from time to time offer all or some of their shares under this prospectus or in another manner, no assurance can be given as to the actual number of shares that will be resold by the Selling Stockholder (or any of them), or that will be held after completion of the resales. In addition, a Selling Stockholder may have sold or otherwise disposed of shares in transactions exempt from the registration requirements of the Securities Act or otherwise since the date he or she provided information to us. The Selling Stockholders are not making any representation that the shares covered by this prospectus will be offered for sale. Except as set forth below, no Selling Stockholder has held any position nor had any material relationship with us or our affiliates during the past three years.

	Shares of Common Stock Beneficially Owned Prior to Offering(1)		Shares Being Offered	Shares of Common Stock Beneficially Owned After Offering(2)
Selling Stockholder	Shares	%		Shares	%

Alder Capital Partners I, L.P.(3)	57,144	*	57,144	0	0
Alder Offshore Partners Ltd.(4)	22,472	*	22,472	0	0
Enable Opportunity Partners LP(5)	35,384	*	35,384	0	0
Enable Growth Partners LP(6)	79,616	*	79,616	0	0
Lagunitas Partners LP(7)	115,679	*	87,444	28,235	*
Gruber + McBaine International(8)	27,744	*	20,125	7,619	*
Jon D and Linda W Gruber Trust(9)	40,691	*	33,969	6,722	*
Excalibur Limited Partnership(10)	61,539	*	61,539	0	0
Pinnacle China Fund, L.P.(11)	380,384	1.3%	380,384	0	0
The Pinnacle Fund, L.P.(12)	380,384	1.3%	380,384	0	0
Keyrock Partners, L.P.(13)	44,231	*	44,231	0	0
Patara Capital, LP(14)	35,384	*	35,384	0	0
Robert K. Moses, Jr.	2,097,500	7.2%	747,500	1,350,000	4.6%
Straus GEPT Partners LP(15)	68,115	*	68,115	0	0
Straus Partners LP(16)	55,731	*	55,731	0	0
Sansar Capital Special Opportunity Master Fund, LP(17)	760,769	2.6%	760,769	0	0
Octagon Capital Partners(18)	36,225	*	36,225	0	0
Heller Capital Investments(19)	123,006	*	123,006	0	0
Highbridge International LLC(20)	145,963	*	145,963	0	0
Whitebox Intermarket Partners, LP(21)	185,770	*	185,770	0	0
Heartland Value Fund(22)	1,725,000	5.9%	1,725,000	0	0
Nite Capital Master LTD(23)	30,769	*	30,769	0	0
Barrington Partners, A California Limited Partnership(24)	53,873	*	53,873	0	0
Barrington Investors L.P.(25)	123,050	*	123,050	0	0
Brean Murray, Carret & Co., LLC(26)	75,000	*	75,000	0	0
Fort Mason Partners, L.P. (27)	281	*	281	0	0
Fort Mason Master, L.P. (28)	4,334	*	4,334	0	0
GUNDYCO ITF Excalibur Limited Partnership (29)	9,231	*	9,231	0	0
Total	6,775,269	23.2%	5,307,693	1,392,576	4.8%
* Less than one percent

(1)
This table is based upon information supplied by officers, directors and principal stockholders, and in Schedules 13D and 13G filedwith the Securities and Exchange Commission. Unless otherwise indicated in the footnotes to this table and subject to community property laws, where applicable, we believe each stockholder named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. The number and percentage of shares beneficially owned are based on an aggregate of 29,200,304 shares of our common stock outstanding as of October 26, 2007, and are determined under rules promulgated by the Securities and Exchange Commission. This information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days through the exercise of any stock option or other right.

(2)
Because the selling shareholders identified in this table may sell some, all or none of the shares owned by them that are registered under this registration statement, and because, to our knowledge, there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares registered hereunder, no estimate can be given as to the number of shares available for resale hereby that will be held by the selling shareholders at the time of this registration statement. Therefore, we have assumed for purposes of this table that the selling shareholders will sell all of the shares beneficially owned by them.

(3)	Michael Licosati is the managing partner and has the voting and dispositive rights over the shares held by Alder Capital Partners I, LP
(4)	Michael Licosati is the managing partner and has the voting and dispositive rights over the shares held by Alder Offshore Partners Ltd.
(5)	Mitch Levine is the managing partner and has the voting and dispositive rights over the shares held by Enable Opportunity Partners LP
(6)	Mitch Levine is the managing partner and has the voting and dispositive rights over the shares held by Enable Growth Partners LP
(7)
Gruber & McBaine Capital Management is the general partner and has the voting and dispositive rights over the shares held by Lagunitas Partners and Jon D. Gruber and J. Patterson McBaine oversee all voting and investment activity of Gruber & McBaine Capital Management.

(8)
Gruber & McBaine Capital Management is the general partner and has the voting and dispositive rights over the shares held by Gruber & McBaine International and Jon D. Gruber and J. Patterson McBaine oversee all voting and investment activity of Gruber & McBaine Capital Management.

(9)	Jon D. Gruber has the voting and dispositive rights over the shares held by Jon D. Gruber and Linda Gruber Trust.
(10)	William Hector is the Managing Partner and has the voting and dispositive rights over the shares held by Excalibur Limited Partnership.
(11)
Barry M. Kitt is the Manager of Kitt China Management, L.L.C., the Manager of Pinnacle China Management, L.L.C., the General Partner of Pinnacle China Advisor, L.P., the General partner of Pinnacle China Fund, L.P. and has the voting and dispositive rights over the shares held by Pinnacle China Fund, LP.

(12)
Barry M. Kitt is the Sole Member of Pinnacle Management, L.L.C., the General Partner of Pinnacle Advisors, L.P., the General Partner of the Pinnacle Fund, L.P. and has the voting and dispositive rights over the shares held by The Pinnacle Fund LP.

(13)	Stephen James Carter is the Managing Partner and has the voting and dispositive rights over the shares held by Keyrock partners LLP.
(14)	Berke Bakay is the Principal and has the voting and dispositive rights over the shares held by Patara Capital LP.
(15)	Melville Straus is the General Partner and has the voting and dispositive rights over the shares held by Straus GEPT Partners LP.
(16)	Melville Straus is the General Partner and has the voting and dispositive rights over the shares held by Straus Partners LP.
(17)	Vincent Guacci is the Chief Financial Officer and Chief Operating Officer and has the voting and dispositive rights over the shares held by Sansar Capital Special Opportunity Master Fund LP.
(18)	Steven Hart is the General Partner and has the voting and dispositive rights over the shares held by Octagon Capital Partners.
(19)	Ronald I. Heller is the Chief Investment Officer and has the voting and dispositive rights over the shares held by Heller Capital Investments.
(20)
Highbridge Capital Management, LLC is the trading manager of Highbridge International, LLC and has voting control and investment discretion over the securities held by Highbridge International, LLC. Glenn Dubin and Henry Swieca control Highbridge Capital Management, LLC and have voting control and investment discretion of the securities held by Highbridge International LLC. Each of Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the securities held by Highbridge International LLC.

(21)	Jonathan Wood is the Chief Operating Officer and has the voting and dispositive rights over the shares held by Whitebox Intermarket Partners LP.
(22)	Heartland Advisors, Inc. is the investment advisor for Heartland Value Fund and has the voting and dispositive rights over the shares held by Heartland Value Fund.
(23)	Keith Goodman is a Manager of the General Partner of Nite Capital LP and has the voting and dispositive rights over the shares held by Nite Capital LP.
(24)
Russell Faucett is the General Partner of Barrington Partners, a California Limited Partnership and has the voting and dispositive rights over the shares held by Barrington Partners, a California Limited Partnership.

(25)	Russell Faucett is the General Partner of Barrington Investors LP and has the voting and dispositive rights over the shares held by Barrington Investors LP.
(26)	William J. McCluskey, President and Chief Executive Officer of Brean Murray, Carret & Co., LLC and has the voting and dispositive rights over the shares held by Brean Murray, Carret & Co., LLC.
(27)	Daniel German, managing member of Fort Mason Capital, LLC, the general partner of Fort Manson Partners, L.P., has sole voting and dispositive rights over the shares held by Fort Mason Partners, L.P.
(28)	Daniel German, managing member of Fort Mason Capital, LLC, the general partner of Fort Manson Master, L.P., has sole voting and dispositive rights over the shares held by Fort Mason Master, L.P.
(29)
William Hechter, president of Excalibur Capital Management Inc., General Partner of GUNDYCO ITF Excalibur Limited Partnership, has voting and dispositive rights over the shares held by GUNDYCO ITF Excalibur Limited Partnership.

PLAN OF DISTRIBUTION

The Selling Stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits Investors;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	to cover short sales made after the date that this Registration Statement is declared effective by the Commission;

•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The Selling Stockholders may from time to time pledge or grant a security interest in some or all of the Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of Common Stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

Upon the Company being notified in writing by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of Common Stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such Selling Stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of Common Stock were sold, (iv)the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon the Company being notified in writing by a Selling Stockholder that a donee or pledgee intends to sell more than 500 shares of Common Stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

The Selling Stockholders also may transfer the shares of Common Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of Securities will be paid by the Selling Stockholder and/or the purchasers. Each Selling Stockholder has represented and warranted to the Company that it acquired the securities subject to this registration statement in the ordinary course of such Selling Stockholder’s business and, at the time of its purchase of such securities such Selling Stockholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

The Company has advised each Selling Stockholder that it may not use shares registered on this Registration Statement to cover short sales of Common Stock made prior to the date on which this Registration Statement shall have been declared effective by the Commission. In addition, the Company has advised each Selling Stockholder that the Commission currently takes the position that coverage of short sales “against the box” prior to the effective date of the registration statement of which this prospectus is a part would be a violation of Section 5 of the Securities Act, as described in Item 65, Section A, of the Manual of Publicly Available Telephone Interpretations, dated July 1997, compiled by the Office of Chief Counsel, Division of Corporate Finance.

If a Selling Stockholder uses this prospectus for any sale of the Common Stock, it will be subject to the prospectus delivery requirements of the Securities Act. The Selling Stockholders will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such Selling Stockholders in connection with resales of their respective shares under this Registration Statement.

The Company is required to pay all fees and expenses incident to the registration of the shares, but the Company will not receive any proceeds from the sale of the Common Stock. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

The Company's directors and executive officers are indemnified as provided by the Delaware General Corporation Law and the Company's Bylaws. These provisions state that the Company's directors may cause the Company to indemnify a director or former director against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, actually and reasonably incurred by him as a result of him acting as a director. The indemnification of costs can include an amount paid to settle an action or satisfy a judgment. Such indemnification is at the discretion of the Company's board of directors and is subject to the Securities and Exchange Commission's policy regarding indemnification.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

LEGAL MATTERS

The legality of the issuance of the shares offered in this prospectus will be passed upon for us by Crone Rozynko LLP, San Francisco, California. Crone Rozynko LLP holds an option to purchase 100,000 shares of common stock at an initial exercise price of $8.00 per share.

EXPERTS

The consolidated financial statements of our company as of December 31, 2006 and 2005 included in this prospectus have been audited by Kabani & Company, Inc., independent registered public accountants, as stated in its report appearing herein and elsewhere in this prospectus, and have been so included in reliance upon the report of this firm given upon their authority as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 (including exhibits) under the Securities Act, with respect to the shares to be sold in this offering. This prospectus does not contain all the information set forth in the registration statement. For further information with respect to our company and the common stock offered in this prospectus, reference is made to the registration statement, including the exhibits filed thereto, and the financial statements and notes filed as a part thereof. With respect to each such document filed with the SEC as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matter involved.

We file quarterly and annual reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the public reference facilities of the SEC in Washington, D.C. You may call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC’s website at http://www.sec.gov.

CHINA NATURAL GAS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
AS OF SEPTEMBER 30, 2007
(unaudited)

ASSETS
CURRENT ASSETS:
Cash & cash equivalents	$20,677,432
Accounts receivable	329,686
Other receivable	438,349
Inventories	70,314
Advances	1,213,868
Prepaid expense and other current assets	118,041
Total current assets	22,847,690

PROPERTY AND EQUIPMENT, net	23,514,129
CONSTRUCTION IN PROGRESS	1,650,232
OTHER ASSETS	1,672,942

TOTAL ASSETS	$49,684,993

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable & accrued expense	$622,482
Other payables	82,033
Unearned revenue	487,324
Taxes Payable	901,608
Total current liabilities	2,093,447

STOCKHOLDERS' EQUITY:
Preferred stock, $0.0001 per share; authorized 5,000,000 shares; none issued
Common stock, $0.0001 per share; 30,000,000 authorized shares;	–
29,145,839 shares issued and outstanding	2,915
Additional paid-in capital	32,046,884
Cumulative translation adjustment	2,160,330
Statutory reserve	1,477,671
Retained earnings	11,903,746
Total stockholders' equity	47,591,546

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$49,684,993

The accompanying notes are an integral part of these consolidated financial statements.

CHINA NATURAL GAS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006 (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenue
Natural gas revenue	$7,442,109	$5,210,834	$19,243,968	$8,580,236
Installation and other	1,635,979	1,303,457	4,851,006	3,445,452

Total revenue	9,078,088	6,514,291	24,094,974	12,025,688

Cost of revenue
Natural gas cost	4,020,039	2,752,594	9,975,932	4,862,202
Installation and other	738,211	526,292	2,138,734	1,368,825

	4,758,250	3,278,886	12,114,666	6,231,027

Gross profit	4,319,838	3,235,405	11,980,308	5,794,661

Operating expenses
Selling expenses	939,496	366,616	2,216,048	923,960
General and administrative expenses	1,028,104	270,031	1,710,459	693,141

Total operating expenses	1,967,600	636,647	3,926,507	1,617,101

Income from operations	2,352,238	2,598,758	8,053,801	4,177,560

Non-operating income (expense):
Interest income	24,429	2,485	41,570	7,262
Other income (expense)	30,458	(4,231)	39,504	(10,182)
Total non-operating income (expense)	54,887	(1,746)	81,074	(2,920)

Income before income tax	2,407,125	2,597,012	8,134,875	4,174,640

Provision for income tax	445,463	393,226	1,317,878	633,005

Net income	1,961,662	2,203,786	6,816,997	3,541,635

Other comprehensive income
Foreign currency translation gain	584,166	258,640	1,320,878	291,857
Comprehensive Income	$2,545,828	$2,462,426	$8,137,875	$3,833,492

Weighted average shares outstanding
Basic	27,122,196	23,931,197	25,191,521	23,759,285
Diluted	27,286,286	23,931,197	25,223,465	23,759,285

Earnings per share
Basic	$0.07	$0.09	$0.27	$0.15
Diluted	$0.07	$0.09	$0.27	$0.15

The accompanying notes are an integral part of these consolidated financial statements.

CHINA NATURAL GAS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE NINE MONTHS ENDED SEPTEMBER 2007 AND 2006 (unaudited)

	Nine Months Ended September 30,
	2007	2006

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$6,816,997	$3,541,635
Adjustments to reconcile net income to net cash
provided by (used in) operating activities:
Depreciation and amortization	1,146,247	497,072
Exchange Gain	-	(457,976)
(Increase) / decrease in assets:
Accounts receivable	257,002	(306,677)
Other receivable	400,049	(1,258,975)
Inventory	222,112	(248,642)
Advances	(31,464)	(3,068,491)
Prepaid expense	195,740	(147,525)
Contract in progress	-	(413,237)
Other assets	(135,885)	-
Increase / (decrease) in current liabilities:
Accounts payable & accrued expense	195,660	183,632
Other payables	(204,215)	549,701
Unearned revenue	187,825	206,537
Taxes payable	(1,019,262)	-
Net cash provided by (used in) operating activities	8,030,806	(922,946)

CASH FLOWS FROM INVESTING ACTIVITIES
Payment on purchase of property and equipment	(5,871,571)	(4,170,589)
Additions to construction in progress	-	(498,676)
Payment for land use rights	(967,150)	-
Net cash used in investing activities	(6,838,721)	(4,669,265)

CASH FLOWS FROM FINANCING ACTIVITIES:
Stock issued for cash	15,000,000	10,400,000
Proceeds from exercise of warrants	-	1,050,001
Payment of offering costs	(1,176,533)	(1,557,147)
Net cash provided by financing activities	13,823,467	9,892,854

Effect of exchange rate changes on cash and cash equivalents	367,667	55,724

NET INCREASE IN CASH & CASH EQUIVALENTS	15,383,219	4,356,367

CASH & CASH EQUIVALENTS, BEGINNING OF PERIOD	5,294,213	675,624

CASH & CASH EQUIVALENTS, END OF PERIOD	$20,677,432	$5,031,991

The accompanying notes are an integral part of these consolidated financial statements

CHINA NATURAL GAS, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
AS OF SEPTEMBER 30, 2007
(UNAUDITED)

Note 1 - Organization and Basis of Presentation

The unaudited consolidated financial statements have been prepared by China Natural Gas, Inc. (the “Company”), pursuant to the rules and regulations of the Securities and Exchange Commission. The information furnished herein reflects all adjustments (consisting of normal recurring accruals and adjustments) which are, in the opinion of management, necessary to fairly present the operating results for the respective periods. Certain information and footnote disclosures normally present in annual consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been omitted pursuant to such rules and regulations. These consolidated financial statements should be read in conjunction with the audited consolidated financial statements and footnotes for the year ended December 31, 2006 included in the Company's Annual Report on Form 10-KSB/A. The results of the nine months ended September 30, 2007 are not necessarily indicative of the results to be expected for the full year ending December 31, 2007.

Organization and Line of Business

China Natural Gas, Inc. (formerly Coverture International Inc.) was incorporated in the state of Delaware on March 31, 1999 as Bullet Environmental Systems, Inc. and on May 25, 2000, the Company changed its name to Liquidpure Corp. On February 14, 2002 the Company changed its name to Coventure International, Inc.

Xi’an Xilan Natural Gas Co., Ltd. (“XXNGC”) was incorporated on January 8, 2000 in Xi’an city in the Shaanxi province, China. The core business of XXNGC is distribution of natural gas to commercial, industrial and residential customers, construction of pipeline networks, and installation of natural gas fittings and parts for end-users. XXNGC has an exclusive permit to provide gas utility service in Lintong and Baqiao District of Xi’an city, China.

On December 6, 2005, XXNGC entered into and closed a share purchase agreement with Coventure International Inc. (“Coventure”), a public shell in the United States of America. Pursuant to the purchase agreement, Coventure acquired all of the issued and outstanding capital stock of XXNGC in exchange for 16,000,000 (post-split) shares of Conventure’s common stock.

Concurrently with the closing of the purchase agreement and as a condition thereof, Coventure entered into an agreement with John Hromyk, its President and Chief Financial Officer, pursuant to which Mr. Hromyk returned 23,884,712 (post-split) shares of Coventure's common stock for cancellation. Upon completion of the foregoing transactions, Coventure had an aggregate of 20,204,088 (post-split) shares of common stock issued and outstanding.

As a result of the merger, XXNGC’s stockholders own approximately 80% of the combined company and the directors and executive officers of XXNGC became the directors and executive officers of Coventure. Accordingly, the transaction has been accounted for as a reverse acquisition of Coventure by XXNGC resulting in a recapitalization of XXNGC rather than as a business combination. XXNGC is deemed to be the purchaser and surviving company for accounting purposes. Accordingly, its assets and liabilities are included in the balance sheet at their historical book value and the results of operations of XXNGC have been presented for the comparative prior period. The historical cost of the net liabilities of Coventure that were acquired was $3,378. In addition, Conventure changed its name to China Natural Gas, Inc. (hereafter referred to as the “Company”) and the stockholders approved a stock dividend of three shares for each share held, which has been accounted for as a four for one forward stock split.

However, this merger acquisition was not able to be approved under the certain laws of the People’s Republic of China (“PRC”). PRC law currently has limits on foreign ownership of companies in certain industries. To comply with these foreign ownership restrictions, the Company established its wholly owned subsidiary, Xilan Natural Gas Equipment Ltd., (XNGE) a limited liability company organized under the PRC law on February 21, 2006. The Company through XNGE entered into exclusive arrangements with XXNGC. Through these arrangements, the Company has the ability to substantially influence XXNGC’s daily operations and financial affairs, appoint its senior executives and approve all matters requiring shareholder approval. These arrangements were formalized on August 17, 2007, and made retroactive to March 8, 2006. As a result, XXNGC became a variable interest entity effective on March 8, 2006

CHINA NATURAL GAS, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
AS OF SEPTEMBER 30, 2007
(UNAUDITED)

Note 1 - Organization and Basis of Presentation (continued)

Basis of Presentation

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. The Company’s functional currency is the Chinese Renminbi (“RMB”); however the accompanying consolidated financial statements have been translated and presented in United States Dollars (“USD”).

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of China Natural Gas, Inc. and its wholly owned subsidiaries, Shaanxi Natural Gas Equipment Co., Ltd (incorporated in February 2006) and its 100% variable interest entities (“VIE”), Xi’an Xilan Natural Gas Co. Ltd., Shaanxi Jingbian Liquefied Natural Gas Co., Ltd (incorporated in October 2006), and Xian Xilan Auto Bodyshop (incorporated in May, 2007). All inter-company accounts and transactions have been eliminated in the consolidation.

In accordance with Financial Interpretation No. 46R, Consolidation of Variable Interest Entities ("FIN 46R"), VIEs are generally entities that lack sufficient equity to finance their activities without additional financial support from other parties or whose equity holders lack adequate decision making ability. All VIEs with which the Company is involved must be evaluated to determine the primary beneficiary of the risks and rewards of the VIE. The primary beneficiary is required to consolidate the VIE for financial reporting purposes.

On August 17, 2007 and made retroactive to March 8, 2006, the Company through Xilan Equipment entered into exclusive arrangements with Xian Xilan Natural Gas. These arrangements obligate the Company to absorb a majority of the risk of loss from Xian Xilan Natural Gas’s activities and enable the Company to receive a majority of Xian Xilan Natural Gas’s expected residual returns. As a result, the Company accounts for Xian Xilan Natural Gas as a VIE under FASB Interpretation No. 46R (“FIN 46R”), “Consolidation of Variable Interest Entities.” The arrangements consist of the following agreements:

a.	Xian Xilan Natural Gas holds the licenses and approvals necessary to operate its natural gas business in China.

CHINA NATURAL GAS, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
AS OF SEPTEMBER 30, 2007
(UNAUDITED)

Note 1 - Organization and Basis of Presentation (continued)

b.
Xilan Equipment provides exclusive technology consulting and other general business operation services to Xian Xilan Natural Gas in return for a consulting services fee which is equal to Xian Xilan Natural Gas’s revenue.

c.	Xian Xilan Natural Gas’s shareholders have pledged their equity interests in Xian Xilan Natural Gas to the Company.

d.
Irrevocably granted the Company an exclusive option to purchase, to the extent permitted under PRC law, all or part of the equity interests in Xian Xilan Natural Gas and agreed to entrust all the rights to exercise their voting power to the person appointed by the Company.

Foreign Currency Translation

As of September 30, 2007 and 2006, the accounts of the Company were maintained, and their consolidated financial statements were expressed in RMB. Such consolidated financial statements were translated into USD in accordance with Statement of Financial Accounts Standards ("SFAS") No. 52, "Foreign Currency Translation," with the RMB as the functional currency. According to the Statement, all assets and liabilities were translated at the exchange rate on the balance sheet date, stockholder's equity are translated at the historical rates and statement of operations items are translated at the weighted average exchange rate for the year. The resulting translation adjustments are reported under other comprehensive income in accordance with SFAS No. 130, "Reporting Comprehensive Income."

Translation adjustments resulting from this process amounted to $2,160,330 and $839,452 as of September 30, 2007 and December 31, 2006, respectively. The balance sheet amounts with the exception of equity at September 30, 2007 were translated 7.50 RMB to $1.00 USD as compared to 7.80 RMB at December 31, 2006. The equity accounts were stated at their historical rate. The average translation rates applied to income statement and statement of cash flows accounts for the nine months ended September 30, 2007 and 2006 were 7.65 RMB and 8.01 RMB to $1.00 USD, and for the three months ended September 30, 2007 and 2006 were RMB 7.55 and RMB 7.98 to $1.00 USD, respectively.

Note 2 - Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CHINA NATURAL GAS, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
AS OF SEPTEMBER 30, 2007
(UNAUDITED)

Note 2 - Summary of Significant Accounting Policies (continued)

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand and cash in banks maintained with state owned with the PRC and the United States. The Company considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents.

Certain financial instruments, which subject the Company to concentration of credit risk, consist of cash. The Company maintains balances at financial institutions which, from time to time, may exceed Federal Deposit Insurance Corporation insured limits for the banks located in the Unites States. Balances at financial institutions or state owned banks within the PRC are not covered by insurance. As of September 30, 2007, the Company had deposits in excess of federally insured limits total of $20,508,709. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant risks on its cash in bank accounts.

Accounts Receivable

Accounts receivable are recorded at net realizable value consisting of the carrying amount less an allowance for uncollectible accounts, as needed. The Company allowance for uncollectible accounts is not significant.

The Company maintains reserves for potential credit losses on accounts receivable. Management reviews the composition of accounts receivable and analyzes historical bad debts, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patterns to evaluate the adequacy of these reserves. Reserves are recorded primarily on a specific identification basis. The Company’s management determined that all receivables are good and there is no need for a bad debt reserve as of September 30, 2007.

Other Receivables

As needed for normal business purpose, the Company advances predetermined amounts based upon internal Company policy to certain employees and internal units to ensure certain transactions to be performed in timely manner. The Company has full oversight and control over the advanced accounts. Therefore, the allowance for the uncollectible accounts is nil.

Inventories

Inventory is stated at the lower of cost, as determined on a first-in, first-out basis, or market. Management compares the cost of inventories with the market value, and allowance is made for writing down the inventories to their market value, if lower. Inventory consists of material used in the construction of pipelines and natural gas.

CHINA NATURAL GAS, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
AS OF SEPTEMBER 30, 2007
(UNAUDITED)

Note 2 - Summary of Significant Accounting Policies (continued)

Advances

The Company advances to vendors for purchasing of materials. The advances are interest free and unsecured.

Prepaid expense

The Company’s prepaid expenses are prepaid land use rights for its natural gas filling stations located in the PRC. Generally, the Company is required to pay one year lease in advance. The Company is using straight-line method to amortize prepaid lease monthly. See Note 10 for further disclosure.

Property and Equipment

Property and equipment are stated at cost. Expenditures for maintenance and repairs are charged to earnings as incurred; additions, renewals and betterments are capitalized. When property and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations. Depreciation of property and equipment is provided using the straight-line method for substantially all assets with estimated lives as follows:

Office equipment	5 years
Operating equipment	5-20 years
Vehicles	5 years
Buildings	30 years

At September 30, 2007, the following are the details of the property and equipment:

Office equipment	$115,595
Operating equipment	17,558,497
Vehicles	1,256,259
Buildings	7,700,422
26,630,773
Less accumulated depreciation	(3,116,644)
$23,514,129

Depreciation expense for the nine months ended September 30, 2007 and 2006 was $1,146,247 and $495,967, respectively. For the three months ended September 30, 2007 and 2006, depreciation expense amounted to $419,991 and $183,560, respectively.

CHINA NATURAL GAS, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
AS OF SEPTEMBER 30, 2007
(UNAUDITED)

Note 2 - Summary of Significant Accounting Policies (continued)

Long-Lived Assets

Effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"), which addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," and the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations for a Disposal of a Segment of a Business." The Company periodically evaluates the carrying value of long-lived assets to be held and used in accordance with SFAS 144. SFAS 144 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amounts. In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair market value of the long-lived assets. Loss on long-lived assets to be disposed of is determined in a similar manner, except that fair market values are reduced for the cost of disposal. Based on its review, the Company believes that, as of September 30, 2007, there were no significant impairments of its long-lived assets.

Construction In Progress

Construction in progress consists of the cost of constructing property and equipment for the Company’s use. The major cost of construction in progress relates to material, labor and overhead.

Contracts In Progress

Contracts in progress consist of the cost of installing pipelines for customers. The major cost of construction relates to material, labor and overhead. Revenue from installation of pipelines is recorded when the contract is completed and accepted by the customers. The installation contracts are usually completed within one to two months time. As of September 30, 2007, the Company has no contracts in progress.

Fair Value of Financial Instruments

Statement of financial accounting standard No. 107, Disclosures about fair value of financial instruments, requires that the Company disclose estimated fair values of financial instruments. The carrying amounts reported in the statements of financial position for current assets and current liabilities qualifying as financial instruments are a reasonable estimate of fair value.

CHINA NATURAL GAS, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
AS OF SEPTEMBER 30, 2007
(UNAUDITED)

Note 2 - Summary of Significant Accounting Policies (continued)

Derivative Accounting

The Company entered into a short term foreign currency forward contract in September 2007. The Company elects not to apply the hedge accounting, therefore, any gain or loss related to this forward contract is recognized in earnings in the period of change. For the nine months ended September 30, 2007, no gain or loss was incurred.

Revenue Recognition

The Company's revenue recognition policies are in compliance with Staff Accounting Bulletin (SAB) 104. Revenue is recognized when services are rendered to customers, when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations of the Company exist and collectibility is reasonably assured. Payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as unearned revenue. Revenue from gas sales is recognized when gas is pumped through pipelines to the end users. Revenue from installation of pipelines is recorded when the contract is completed and accepted by the customers. The construction contracts are usually completed within one to two months time. Revenue from repairing and modifying vehicles is recorded when service are rendered to and accepted by the customers.

Unearned Revenue

Unearned revenue represents prepayments by customers for gas purchases and advance payments on installation of pipeline contracts. The Company records such prepayment as unearned revenue when the payments are received.

Advertising Costs

The Company expenses the cost of advertising as incurred or, as appropriate, the first time the advertising takes place. Advertising costs for the nine months ended September 30, 2007 and 2006 were $22,702 and $8,183, respectively. For the three months ended September 30, 2007 and 2006, advertising costs amounted to $13,908 and $2,761, respectively.

Stock-Based Compensation

The Company accounts for its stock-based compensation in accordance with Statement of Financial Accounting Standards (“SFAS”) No.123R, "Share-Based Payment, an Amendment of Financial Accounting Standards Board (“FASB”) Statement No. 123." The Company recognizes in the statement of operations the grant-date fair value of stock options and other equity-based compensation issued to employees and non-employees. The Company did not grant any options and no options were cancelled or exercised during the nine months ended September 30, 2007 and 2006. As of September 30, 2007, there were no options outstanding.

CHINA NATURAL GAS, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
AS OF SEPTEMBER 30, 2007
(UNAUDITED)

Note 2 - Summary of Significant Accounting Policies (continued)

Income Taxes

The Company utilizes SFAS No. 109, "Accounting for Income Taxes," which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. At September 30, 2007, there was no significant book to tax differences. There is no difference between book depreciation and tax depreciation as the Company uses the same method for both book and tax. The Company adopted FASB Interpretation 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”), as of January 1, 2007. A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. The adoption had no affect on the Company’s financial statements.

Local PRC Income Tax

Pursuant to the tax laws of China, general enterprises are subject to income tax at an effective rate of 33%. The Company’s variable interest entity XXNGC is in the natural gas industry whose development is encouraged by the government. According to the income tax regulation, any company engaged in the natural gas industry enjoys a favorable tax rate. Accordingly, except for income from Xian Xilan Auto Bodyshop, which subjects to 33% PRC income tax rate, the Company’s income is subject to a reduced tax rate of 15%.

A reconciliation of tax at United States federal statutory rate to provision for income tax recorded in the financial statements is as follows:

	For the Nine Months
	Ended September 30,
	2007	2006
Tax provision (credit) at statutory rate	34%	34%
Foreign tax rate difference	(18%)	(19%)
	16%	15%

CHINA NATURAL GAS, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
AS OF SEPTEMBER 30, 2007
(UNAUDITED)

Note 2 - Summary of Significant Accounting Policies (continued)

The estimated tax savings for the nine months and three months ended September 30, 2007 amounted to approximately $1,448,000 and $372,960, respectively. The net effect on earnings per share had the income tax been applied would decrease basic and diluted earnings per share for the nine months ended September 30, 2007 from $0.27 to $0.21, and for the three months ended September 30, 2007 from $0.07 to $0.06, respectively.

Beginning January 1, 2008, the new Chinese Enterprise Income Tax (“EIT”) law will replace the existing laws for Domestic Enterprises (“DES”) and Foreign Invested Enterprises (“FIEs”). The new standard EIT rate of 25% will replace the 33% rate currently applicable to both DES and FIEs. Since the detailed guidelines of the new tax law is not publicized yet, the Company has not determined what the new tax rate will be applicable to the Company’s subsidiary and variable interest entities in the natural gas industry.

Value added tax

Sales revenue represents the invoiced value of goods, net of a value-added tax (“VAT”). All of the Company’s variable interest entity XXNGC’s products that are sold in the PRC are subject to a Chinese value-added tax at a rate of 13% of the gross sales price. This VAT may be offset by VAT paid by the XXNGC on raw materials and other materials included in the cost of producing their finished product. XXNGC recorded VAT Payable and VAT receivable net of payments in the financial statements. The VAT tax return is filed offsetting the payables against the receivables.

All revenues from Xian Xilan Auto BodyShop subject to a Chinese value-added tax at a rate of 6%. This VAT cannot offset with VAT paid for materials included in the cost of revenues.

Basic and Diluted Earning Per Share

Earning per share is calculated in accordance with the Statement of Financial Accounting Standards No. 128 (“SFAS No. 128”), “Earnings per share”. SFAS No. 128 superseded Accounting Principles Board Opinion No.15 (APB 15). Net earning per share for all periods presented has been restated to reflect the adoption of SFAS No. 128. Basic net earning per share is based upon the weighted average number of common shares outstanding. Diluted net earning per share is based on the assumption that all dilutive convertible shares and stock options were converted or exercised. At September 30, 2007, the Company had outstanding 1,199,245 warrants. For the three months and nine months ended September 30, 2007 164,090 and 31,944 warrants, respectively were factored into the diluted earning per share calculation.

Statement of Cash Flows

In accordance with Statement of Financial Accounting Standards No. 95, "Statement of Cash Flows," cash flows from the Company's operations is calculated based upon the local currencies. As a result, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet.

CHINA NATURAL GAS, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
AS OF SEPTEMBER 30, 2007
(UNAUDITED)

Note 2 - Summary of Significant Accounting Policies (continued)

Segment Reporting

Statement of Financial Accounting Standards No. 131 ("SFAS 131"), "Disclosure About Segments of an Enterprise and Related Information" requires use of the "management approach" model for segment reporting. The management approach model is based on the way a company's management organizes segments within the company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company. SFAS 131 has no effect on the Company's consolidated financial statements as the Company consists of one reportable business segment. All revenue is from customers in People's Republic of China. All of the Company’s assets are located in People's Republic of China.

Reclassifications

Certain prior period amounts have been reclassified to conform to current period’s presentation. This reclassification had no material effect on operations or cash flows.

Recent Pronouncements

In September 2006, FASB issued SFAS 157 ‘Fair Value Measurements’. This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements, the Board having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements. However, for some entities, the application of this Statement will change current practice. This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The management is currently evaluating the effect of this pronouncement on financial statements.

FASB Interpretation 48 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Benefits from tax positions should be recognized in the financial statements only when it is more likely than not that the tax position will be sustained upon examination by the appropriate taxing authority that would have full knowledge of all relevant information. The amount of tax benefits to be recognized for a tax position that meets the more-likely-than-not recognition threshold is measured as the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement. Tax benefits relating to tax positions that previously failed to meet the more-likely-than-not recognition threshold should be recognized in the first subsequent financial reporting period in which that threshold is met or certain other events have occurred. Previously recognized tax benefits relating to tax positions that no longer meet the more-likely-than-not recognition threshold should be derecognized in the first subsequent financial reporting period in which that threshold is no longer met. Interpretation 48 also provides guidance on the accounting for and disclosure of tax reserves for unrecognized tax benefits, interest and penalties and accounting in interim periods. Interpretation 48 is effective for fiscal years beginning after December 15, 2006. The change in net assets as a result of applying this pronouncement will be a change in accounting principle with the cumulative effect of the change required to be treated as an adjustment to the opening balance of retained earnings on January 1, 2007, except in certain cases involving uncertainties relating to income taxes in purchase business combinations. In such instances, the impact of the adoption of Interpretation 48 will result in an adjustment to goodwill. The adoption of this standard had no material impact on the Company’s consolidated financial statements.

CHINA NATURAL GAS, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
AS OF SEPTEMBER 30, 2007
(UNAUDITED)

Note 2 - Summary of Significant Accounting Policies (continued)

In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements,” (“SAB 108”),which provides interpretive guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of a materiality assessment. The Company adopted SAB 108 in the fourth quarter of 2006 with no impact on its consolidated financial statements.

Note 3 - Other Assets

Other assets at September 30, 2007 consisted of the following,

Prepayment for acquiring land use right	$967,150
Advance on purchasing equipment/construction in progress	552,943
Refundable security deposit	106,720
Others	46,129
Total	$1,672,942

All land in the People’s Republic of China is government owned and cannot be sold to any individual or company. However, the government grants the user a land use right to use the land. As of September 30, 2007, the Company prepaid $967,150 to the PRC local government to purchase land use right. The Company is in the process of negotiating the final purchase price with the local government and the land use rights has not been granted to the Company. Therefore, the Company did not amortize the prepaid land use right.

Advances on the purchase of equipment/construction in progress are monies deposited or advanced to outside vendors/subcontractors for the purchase of operating equipment or for services to be provided for constructions in progress.

The Company paid $106,720 to one of its largest vendor as a security deposit and this amount will be returned to the Company if they terminate the business relationship.

CHINA NATURAL GAS, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
AS OF SEPTEMBER 30, 2007
(UNAUDITED)

Note 4 - Stockholders’ Equity

On August 2, 2007, the Company entered into a Securities Purchase Agreement with investors to sell 4,615,385 shares of the Company’s common stock and attached warrants to purchase up to 692,308 shares of Common stock (“Investor warrants”) for $3.25 per share (or an aggregate purchase price of $15,000,000) and for total net proceeds of $13,823,467. Warrants are exercisable for a period of five years with exercise price of $7.79 per share.

In connection with the above-mentioned offering, the Company entered into a finance representation agreement (‘Agreement”) with a placement agent (“Agent”). Pursuant to the agreement, the Company agreed to pay the Agent $10,000 and issued a warrant (“Placement Agent Warrants”) to acquire 75,000 shares of the Company’s common stock. In addition, the Company paid $1,050,000 fee (7% of the gross proceeds).

Warrants associated with the above-mentioned issuance of common stock were actually issued in October 2007 upon the effective filling of its certificate of Amendment of Articles of Incorporation to increase the authorized number of common stock from 30,000,000 to 45,000,000.

Both Investor Warrants and Placement Agent Warrants meet the conditions for equity classification pursuant to FAS 133 “Accounting for Derivatives” and EITF 00-19 “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock.” Therefore, these warrants were classified as equity and accounted as common stock issuance cost.

Following is a summary of the warrant activity:

	Warrants Outstanding	Weighted Average Exercise Price	Aggregate Intrinsic Value
Outstanding, December 31, 2006	1,140,558	$3.60	$0
Granted	767,308	$7.79	-
Forfeited	-	-	-
Exercised	(708,621)	$3.60	-
Outstanding, September 30, 2007	1,199,245	$6.28	$1,425,392

CHINA NATURAL GAS, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
AS OF SEPTEMBER 30, 2007
(UNAUDITED)

Note 4 - Stockholders’ Equity (continued)

Following is a summary of the status of warrants outstanding at September 30, 2007:

Outstanding warrants			Exercisable Warrants
Exercise Price	Number	Average Remaining Contractual Life	Average Exercise Price	Number
$3.60	431,937	1.28	$3.60	431,937
$7.79	767,308	5.00	$7.79	767,308
	1,199,245	4.38	$6.28	1,199,245

Note 5 - Employee Welfare Plan

The Company has established its own employee welfare plan in accordance with Chinese law and regulations. The Company makes annual contributions of 14% of all employees' salaries to employee welfare plan. The total expense for the above plan was $88,024 and $34,919 for the nine months, and was $41,063 and $11,867 for the three months ended September 30, 2007 and 2006, respectively.

Note 6 - Statutory Common Welfare Fund

As stipulated by the Company Law of the People’s Republic of China (PRC) as applicable to Chinese companies with foreign ownership, net income after taxation can only be distributed as dividends after appropriation has been made for the following:

i.	Making up cumulative prior years’ losses, if any;

ii.
Allocations to the “Statutory surplus reserve” of at least 10% of income after tax, as determined under PRC accounting rules and regulations, until the fund amounts to 50% of the Company's registered capital;

iii.
Allocations of 5-10% of income after tax, as determined under PRC accounting rules and regulations, to the Company's “Statutory common welfare fund,” which is established for the purpose of providing employee facilities and other collective benefits to the Company's employees; and

iv.	Allocations to the discretionary surplus reserve, if approved in the shareholders’ general meeting.

The Company has appropriated $726,785 and $538,054 to the reserve for the statutory surplus reserve and welfare fund for the nine months ended September 30, 2007 and 2006, respectively.

CHINA NATURAL GAS, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
AS OF SEPTEMBER 30, 2007
(UNAUDITED)

Note 7 - Supplemental disclosure of cash flow information

Income taxes paid amounted to $1,955,424 and $154,830 for the nine months ended September 30 2007 and 2006 and for the three months ended September 30, 2007 and 2006 amounted to $477,789 and $25,694, respectively.

Note 8 - Earnings Per Share

Earnings (loss) per share for the nine months ended September 30, 2007 and 2006 is determined by dividing net income (loss) for the periods by the weighted average number of both basic and diluted shares of common stock and common stock equivalents outstanding. The following is an analysis of the differences between basic and diluted earnings per common share in accordance with Statement of Financial Accounting Standards No. 128, “Earnings Per Share.”

The following demonstrates the calculation for earnings per share for the three and nine months ended September 30, 2007 and 2006:

	Three Months Ended September 30,
	2007	2006
Basic earning per share

Net income	$1,961,662	$2,203,786

Weighted shares outstanding-Basic	27,122,196	23,931,197

Earnings per share-Basic	$0.07	$0.09

Diluted earning per share
Net income	$1,961,662	$2,203,786

Weighted shares outstanding-Basic	27,122,196	23,931,197
Effect of diluted securities-Warrants	164,090	-
Weighted shares outstanding-Diluted	27,286,286	23,931,197

Earnings per share -Diluted	$0.07	$0.09

CHINA NATURAL GAS, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
AS OF SEPTEMBER 30, 2007
(UNAUDITED)

Note 8 - Earnings Per Share (continued)

	Nine Months Ended September 30,
	2007	2006
Basic earning per share

Net income	$6,816,997	$3,541,635

Weighted shares outstanding-Basic	25,191,521	23,759,285

Earnings per share-Basic	$0.27	$0.15

Diluted earning per share

Net income	$6,816,997	$3,541,635

Weighted shares outstanding-Basic	25,191,521	23,759,285
Effect of diluted securities-Warrants	31,944	-
Weighted shares outstanding-Diluted	25,223,465	23,759,285

Earnings per share -Diluted	$0.27	$0.15

Note 9 - Current Vulnerability Due to Certain Concentrations

For the nine months ended September 30, 2007 and 2006, the Company purchased all of the natural gas for resale from three vendors, PetroChina Changqing Oilfield Company, Shaanxi Natural Gas Co Ltd, and Jingcheng city Mingshi Coal Bed Methane Exploitage Ltd. No amount was owed to these vendors at September 30, 2007. Except for Shaanxi Natural Gas Co Ltd, the other two vendors have long-term agreements with the Company without minimum purchase requirements. The Company has had annual agreements with Shaanxi Natural Gas Co Ltd to purchase certain amount of natural gas. For the year ended December 31, 2007, the minimum purchase was 12.93 million cubic meters. Contracts are renewed on an annual basis. The Company’s management reports that it does not expect any issues or difficulty in continuing to renew the supply contracts with these vendors going forward. Price points for natural gas are strictly controlled by the government and have remained stable over the past 3 years.

For the nine months ended September 30, 2007, two suppliers account for 16.7% and 8.7% of the total equipment purchased by the Company, and for the nine months ended September 30, 2006, two suppliers account for 42.2% and 17.0% of the total equipment purchased by the Company. Payables to those two suppliers accounted for 2.6 % of the total Payables at September 30, 2007.

CHINA NATURAL GAS, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
AS OF SEPTEMBER 30, 2007
(UNAUDITED)

Note 9 - Current Vulnerability Due to Certain Concentrations (continued)

Four customers accounted for 35%, 21%, 12% and 12% of the Company’s installation revenue for the nine months ended September 30, 2007 and one customer accounted for 36.1% of the Company’s construction revenue for the nine months ended September 30, 2006. Receivables from one customer accounted for 29.8% of the total account receivables at September 30, 2007.

The Company's operations are carried out in the People’s Republic of China. Accordingly, the Company's business, financial condition and results of operations may be influenced by the political, economic and legal environments in the People’s Republic of China, by the general state of the People’s Republic of China’s economy. The Company's business may be influenced by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

Note 10 - Commitments and Contingencies

The Company entered into series of long term lease agreements with outside parties to lease land use right to the self-built Natural Gas filing stations located in the PRC. The agreements have terms ranging from 10 to 30 years. The Company makes annual prepayment for most lease agreements. The minimum future payments for leasing land use rights is as follows,

Three months ended December 31, 2007	$0
Year ended December 31, 2008	129,440
Year ended December 31, 2009	107,307
Year ended December 31, 2010	129,440
Year ended December 31, 2011	107,307
Thereafter	1,272,506
Total	$1,746,000

For the nine months ended September 30, 2007 and 2006, the land use right lease expenses were $142,579 and $44,376, respectively, and the land use right lease expense amounted to $75,044 and $16,827 for the three months ended September 30, 2007 and 2006, respectively.

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders of
China Natural Gas, Inc.

We have audited the accompanying consolidated balance sheet of China Natural Gas, Inc. and subsidiaries as of December 31, 2006, and the related consolidated statements of operations and other comprehensive income, stockholders' equity, and cash flows for the years ended December 31, 2006 and 2005. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of China Natural Gas, Inc. and subsidiaries as of December 31, 2006, and the consolidated results of their operations and their consolidated cash flows for the years ended December 31, 2006 and 2005, in conformity with U.S. generally accepted accounting principles.

/s/ Kabani & Company, Inc. Certified Public Accountants Los Angeles, California March 12, 2007

CHINA NATURAL GAS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
AS OF DECEMBER 31, 2006

ASSETS

CURRENT ASSETS:

Cash & cash equivalents	$5,294,213
Accounts receivable	569,037
Other receivable	813,839
Inventories	285,537
Advances	1,660,974
Prepaid expense and other current assets	305,524
Total current assets	8,929,124

PROPERTY AND EQUIPMENT, net	17,193,728

CONSTRUCTION IN PROGRESS	2,343,499

TOTAL ASSETS	$28,466,351

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:

Accounts payable & accrued expense	$406,212
Other payables	2,145,924
Unearned revenue	284,011
Total current liabilities	2,836,147

STOCKHOLDERS' EQUITY:
Preferred stock, $0.0001 per share; authorized 5,000,000 shares; none issued	-
Common stock, $0.0001 per share; authorized 30,000,000 shares;	-
issued and outstanding 24,210,183	2,421
Additional paid in capital	18,223,911
Accumulative other comprehensive income	839,452
Statutory reserve	750,886
Retained earnings	5,813,534

Total stockholders' equity	25,630,204

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$28,466,351

The accompanying notes are an integral part of these consolidated financial statements

CHINA NATURAL GAS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

	December 31,
	2006	2005

Net revenue
Natural gas revenue	$13,713,145	$1,687,154
Construction / installation revenue	5,115,645	3,163,545
Total revenue	18,828,790	4,850,699

Cost of sales
Natural gas cost	7,663,060	1,293,585
Construction / installation cost	2,054,940	1,110,452
	9,718,000	2,404,037
Gross profit	9,110,790	2,446,662

Operating expenses
Selling expenses	1,308,464	474,855
General and administrative expenses	1,287,735	500,228
Total operating expenses	2,596,199	975,083
Income from operations	6,514,591	1,471,579

Non-operating income (expense):
Interest income	41,109	2,131
Other expense	(79,021)	(671)
Total non-operating income (expense)	(37,912)	1,460

Income before income tax	6,476,679	1,473,039

Income tax	1,025,584	220,956
Net income	5,451,095	1,252,083

Other comprehensive income
Foreign currency translation gain	610,705	228,175
Comprehensive Income	$6,061,800	$1,480,258

Weighted average shares outstanding
Basic and diluted	23,872,936	16,269,528

Earnings per share
Basic and diluted	$0.23	$0.08

Basic and diluted are the same because there is no anti-dilutive effect The accompanying notes are an integral part of these consolidated financial statements

CHINA NATURAL GAS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

	Common Stock
	Shares	Amount	Additional Paid in Capital	Accumulative Other Comprehensive Income	Statutory Reserve	Retained Earnings	Total Stockholders' Equity
Balance January 1, 2005	9,275,362	$928	$4,831,468	$572	$3,457	$(142,215)	$4,694,210

Shares issued for cash	6,724,638	672	3,503,788	-	-	-	3,504,460

Recapitalization on reverse acquisition	4,204,088	420	(3,798)	-	-	-	(3,378)

Cumulative translation adjustment	-	-	-	228,175	-	-	228,175

Net Income for the year ended December 31, 2005	-	-	-	-	-	1,252,083	1,252,083

Transfer to statutory reserve	-	-	-	-	166,265	(166,265)	-

Balance December 31, 2005	20,204,088	2,020	8,331,458	228,747	169,722	943,603	9,675,550

Shares issued for cash	3,714,428	371	10,399,629	-	-	-	10,400,000

Offering costs	-	-	(1,557,147)	-	-	-	(1,557,147)

Exercise of warrants for cash	291,667	30	1,049,971	-	-	-	1,050,001

Cumulative translation adjustment	-	-	-	610,705	-	-	610,705

Net Income for the year ended December 31, 2006	-	-	-	-	-	5,451,095	5,451,095

Transfer to statutory reserve	-	-	-	-	581,164	(581,164)	-

Balance December 31, 2006	24,210,183	$2,421	$18,223,911	$839,452	$750,886	$5,813,534	$25,630,204

The accompanying notes are an integral part of these consolidated financial statements

CHINA NATURAL GAS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

	Years Ended December 31,
	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$5,451,095	$1,252,083
Adjustments to reconcile net income to net cash provided by operating activities:
Loss on disposal of property	-	971
Depreciation and amortization	731,723	347,923
(Increase) / decrease in assets:
Accounts receivable	(550,831)	(1,011)
Other receivable	(636,262)	(132,553)
Inventories	(233,582)	2,234
Advances	(1,611,967)	(12,773)
Prepaid expense and other current assets	(282,103)	(15,441)
Contract in progress	-	381,315
Increase / (decrease) in current liabilities:
Accounts payable & accrued expense	201,661	92,427
Other payables	1,352,866	662,950
Unearned revenue	(28,882)	(642,254)
Due to affiliate	(8,194)	-
Net cash provided by operating activities	4,385,524	1,935,871

CASH FLOWS FROM INVESTING ACTIVITIES
Payment on purchase of property and equipment	(9,192,482)	(3,170,629)
Cash acquired in reverse merger transaction	-	86
Additions to construction in progress	(545,987)	(1,700,792)
Additions to Intangible assets	-	(1,096)
Proceeds from disposal of property	-	610
Net cash used in investing activities	(9,738,469)	(4,871,821)

CASH FLOWS FROM FINANCING ACTIVITIES:
Stock issued for cash	10,400,000	3,504,460
Proceeds from exercise of warrants	1,050,001	-
Payment of offering costs	(1,557,147)	-
Net cash provided by in financing activities	9,892,854	3,504,460

Effect of exchange rate changes on cash and cash equivalents	78,680	44,116

NET INCREASE IN CASH & CASH EQUIVALENTS	4,618,589	612,626

CASH & CASH EQUIVALENTS, BEGINNING OF YEAR	675,624	62,998

CASH & CASH EQUIVALENTS, END OF YEAR	$5,294,213	$675,624

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$-	$-
Income taxes paid	$-	$969

The accompanying notes are an integral part of these consolidated financial statements

CHINA NATURAL GAS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

Note 1 - Organization and Basis of Presentation

Organization and Line of Business

We were incorporated in the state of Delaware on March 31, 1999, as Bullet Environmental Systems, Inc. On May 25, 2000 we changed our name to Liquidpure Corp. and on February 14, 2002 we changed our name to Coventure International, Inc. (“Coventure”).

On December 6, 2005, we issued an aggregate of 4 million shares to all of the registered shareholders of Xian Xilan Natural Gas Co., Ltd. (“Xian Xilan Natural Gas”), and entered into exclusive arrangements with Xian Xilan Natural Gas and these shareholders that give us the ability to substantially influence Xian Xilan Natural Gas’ daily operations and financial affairs, appoint its senior executives and approve all matters requiring shareholder approval. Concurrently, Coventure entered into an agreement with John Hromyk, its President and Chief Financial Officer, pursuant to which Mr. Hromyk returned 23,884,712 (post-split) shares of Coventure's common stock for cancellation. Upon completion of the foregoing transactions, Coventure had an aggregate of 20,204,088 (post-split) shares of common stock issued and outstanding. On December 19, 2005, we changed our name to China Natural Gas, Inc.

As a result of the share issuance, the stockholders of Xian Xilan Natural Gas owned approximately 80% of both companies and the directors and executive officers became the directors and executive officers of Coventure. Accordingly, the transaction has been accounted for as a reverse acquisition of Coventure by Xian Xilan Natural Gas resulting in a recapitalization of Xian Xilan Natural Gas rather than as a business combination. Xian Xilan Natural Gas is deemed to be the purchaser and surviving company for accounting purposes. Accordingly, its assets and liabilities are included in the balance sheet at their historical book value and the results of operations of Xian Xilan Natural Gas have been presented for the comparative prior period. The historical cost of the net liabilities of Coventure that were acquired was $3,378. Subsequent to the share issuance, the stockholders of the Company approved a stock dividend of three shares for each share held, which has been accounted for as a four for one forward stock split.

On February 21, 2006, we formed Xilan Natural Gas Equipment Ltd., (“Xilan Equipment”) as a wholly owned foreign enterprise (WOFE). We then, through Xilan Equipment, entered into exclusive arrangements with Xian Xilan Natural Gas and its shareholders that give us the ability to substantially influence Xian Xilan Natural Gas’ daily operations and financial affairs, appoint its senior executives and approve all matters requiring shareholder approval. We memorialized these arrangements on August 17, 2007. As a result, the Company consolidates the financial results of Xian Xilan Natural Gas as variable interest entity pursuant to Financial Interpretation No. 46R, “Consolidation of Variable Interest Entities.”

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of China Natural Gas, Inc. and its wholly owned subsidiaries, Shaanxi Natural Gas Equipment Co., Ltd (incorporated in February 2006) and Shaanxi Jingbian Liquefied Natural Gas Co., Ltd (incorporated in October 2006) and its 100% VIE, Xian Xilan Natural Gas. All inter-company accounts and transactions have been eliminated in consolidation.

Consolidation of Variable Interest Entity

In accordance with Financial Interpretation No. 46R, Consolidation of Variable Interest Entities ("FIN 46R"), VIEs are generally entities that lack sufficient equity to finance their activities without additional financial support from other parties or whose equity holders lack adequate decision making ability. All VIEs with which the Company is involved must be evaluated to determine the primary beneficiary of the risks and rewards of the VIE. The primary beneficiary is required to consolidate the VIE for financial reporting purposes.

The Company, through XNGE, entered into exclusive arrangements with Xian Xilan Natural Gas. These arrangements obligate the Company to absorb a majority of the risk of loss from Xian Xilan Natural Gas’ activities and enable the Company to receive a majority of Xian Xilan Natural Gas’ expected residual returns. As a result, the Company accounts for Xian Xilan Natural Gas as a VIE under FASB Interpretation No. 46R (“FIN 46R”), “Consolidation of Variable Interest Entities.” The arrangements consist of the following agreements:

a.	Xian Xilan Natural Gas holds the licenses and approvals necessary to operate its natural gas business in China,

b.
XNGE provides exclusive technology consulting and other general business operation services to Xian Xilan Natural Gas in return for a consulting services fee which is equal to Xian Xilan Natural Gas’ revenue.

c.	Xian Xilan Natural Gas’s shareholders have pledged their equity interests in Xian Xilan Natural Gas to the Company.

d.
Irrevocably granted the Company an exclusive option to purchase, to the extent permitted under PRC law, all or part of the equity interests in Xian Xilan Natural Gas and agreed to entrust all the rights to exercise their voting power to the person appointed by the Company

CHINA NATURAL GAS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

Basis of Presentation

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. The Company's functional currency is the Chinese Renminbi; however the accompanying consolidated financial statements have been translated and presented in United States Dollars ($).

Foreign Currency Translation

As of December 31, 2006 and 2005, the accounts of the Company were maintained, and their consolidated financial statements were expressed in the Chinese Yuan Renminbi (CNY). Such consolidated financial statements were translated into U.S. Dollars (USD) in accordance with Statement of Financial Accounts Standards ("SFAS") No. 52, "Foreign Currency Translation," with the CNY as the functional currency. According to the Statement, all assets and liabilities were translated at the exchange rate on the balance sheet date, stockholder's equity are translated at the historical rates and statement of operations items are translated at the weighted average exchange rate for the year. The resulting translation adjustments are reported under other comprehensive income in accordance with SFAS No. 130, "Reporting Comprehensive Income."

Note 2 - Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand and cash in bank.

Accounts Receivable and Other Receivable

Accounts receivable are recorded at net realizable value consisting of the carrying amount less an allowance for uncollectible accounts, as needed. The Company allowance for uncollectible accounts is not significant.

The Company maintains reserves for potential credit losses on accounts receivable. Management reviews the composition of accounts receivable and analyzes historical bad debts, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patterns to evaluate the adequacy of these reserves. Reserves are recorded primarily on a specific identification basis. The Company's management determined that all receivables are good and there is no need of reserve for bad debts as on December 31, 2006.

As of December 31, 2006, total other receivable was $813,839, including $478,118 in advances to employees and $335,721 to other unrelated companies. These receivables are unsecured, interest free, due on demand, and all current.

Advances

The Company advances to certain vendors (for purchase of its material and equipment) and a consultant. The advances are interest free and unsecured.

Inventory

Inventory is stated at the lower of cost, as determined on a first-in, first-out basis, or market. Management compares the cost of inventories with the market value, and allowance is made for writing down the inventories to their market value, if lower. Inventory consists of material used in the construction of pipelines and natural gas.

CHINA NATURAL GAS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

Property and Equipment

Property and equipment are stated at cost. Expenditures for maintenance and repairs are charged to earnings as incurred; additions, renewals and betterments are capitalized. When property and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations. Depreciation of property and equipment is provided using the straight-line method for substantially all assets with estimated lives as follows:

Office equipment	5 years
Operating equipment	5-20 years
Vehicles	5 years
Buildings	30 years

At December 31, 2006, the following are the details of the property and equipment:

Office equipment	$73,636
Operating equipment	13,219,979
Vehicles	1,210,552
Buildings	4,559,003
19,063,170
Less accumulated depreciation	1,869,442
$17,193,728

Depreciation expense for the years ended December 31, 2006 and 2005 was $731,497and $347,923, respectively.

Long-Lived Assets

Effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"), which addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," and the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations for a Disposal of a Segment of a Business." The Company periodically evaluates the carrying value of long-lived assets to be held and used in accordance with SFAS 144. SFAS 144 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amounts. In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair market value of the long-lived assets. Loss on long-lived assets to be disposed of is determined in a similar manner, except that fair market values are reduced for the cost of disposal. Based on its review, the Company believes that, as of December 31, 2006 there were no significant impairments of its long-lived assets.

Construction In Progress

Construction in progress consist of the cost of constructing fixed assets for the Company's use. The major cost of construction in progress relates to material, labor and overhead.

Contracts In Progress

Contracts in progress consist of the cost of constructing pipelines for customers. The major cost of construction relates to material, labor and overhead. Revenue from construction and installation of pipelines is recorded when the contract is completed and accepted by the customers. The construction contracts are usually completed within one to two months time. As of December 31, 2006, the Company has no contracts in progress.

Fair Value of Financial Instruments

Statement of financial accounting standard No. 107, Disclosures about fair value of financial instruments, requires that the Company disclose estimated fair values of financial instruments. The carrying amounts reported in the statements of financial position for current assets and current liabilities qualifying as financial instruments are a reasonable estimate of fair value.

CHINA NATURAL GAS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

Revenue Recognition

The Company's revenue recognition policies are in compliance with Staff accounting bulletin (SAB) 104. Revenue is recognized when services are rendered to customers when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations of the Company exist and collectibility is reasonably assured. Payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as unearned revenue. Revenue from gas sales is recognized when gas is pumped through pipelines to the end users. Revenue from construction and installation of pipelines is recorded when the contract is completed and accepted by the customers. The construction contracts are usually completed within one to two months time.

Unearned Revenue

Unearned revenue represents prepayments by customers for gas purchases and advance payments on construction and installation of pipeline contracts. The Company records such prepayment as unearned revenue when the payments are received.

Advertising Costs

The Company expenses the cost of advertising as incurred or, as appropriate, the first time the advertising takes place. Advertising costs for the years ended December 31, 2006 and 2005 were insignificant.

Stock-Based Compensation

The Company accounts for its stock-based compensation in accordance with Statement of Financial Accounting Standards ("SFAS") No. 123R, "Share-Based Payment, an Amendment of Financial Accounting Standards Board ("FASB") Statement No. 123." The Company recognizes in the statement of operations the grant-date fair value of stock options and other equity-based compensation issued to employees and non-employees. The Company did not grant any options and no options were cancelled or exercised during the period ended December 31, 2006 and 2005. As of December 31, 2006, there were no options outstanding.

Income Taxes

The Company utilizes SFAS No. 109, "Accounting for Income Taxes," which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. At December 31, 2006, there was no significant book to tax differences. There is no difference between book depreciation and tax depreciation as the Company uses the same method for both book and tax.

Local PRC Income Tax

Pursuant to the tax laws of China, general enterprises are subject to income tax at an effective rate of 33%. The Company is in the natural gas industry whose development is encouraged by the government. According to the income tax regulation, any company engaged in the natural gas industry enjoys a favorable tax rate. Accordingly, the Company's income is subject to a reduced tax rate of 15%.

A reconciliation of tax at United States federal statutory rate to provision for income tax recorded in the financial statements is as follows:

	For the Years Ended December 31,
	2006	2005
Tax provision (credit) at statutory rate	34%	(34%)
Foreign tax rate difference	(15%)	19%
Change in valuation allowance	-	15%
	19%	-

CHINA NATURAL GAS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

Basic and Diluted Earning Per Share

Earning per share is calculated in accordance with the Statement of Financial Accounting Standards No. 128 ("SFAS No. 128"), "Earnings per share". SFAS No. 128 superseded Accounting Principles Board Opinion No.15 (APB 15). Net earning per share for all periods presented has been restated to reflect the adoption of SFAS No. 128. Basic net earning per share is based upon the weighted average number of common shares outstanding. Diluted net earning per share is based on the assumption that all dilutive convertible shares and stock options were converted or exercised. At December 31, 2006, the Company had outstanding 1,140,286 warrants. The average stock price for the year ended December 31, 2006 was less than the exercise price of the warrants; therefore, the warrants are not factored into the diluted earning per share calculation as they are anti-dilutive.

Statement of Cash Flows

In accordance with Statement of Financial Accounting Standards No. 95, "Statement of Cash Flows," cash flows from the Company's operations is calculated based upon the local currencies. As a result, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet. The Company paid $0 and $0 for interest and $229,547 and $969 for income taxes during the years ended December 31, 2006 and 2005 respectively.

Segment Reporting

Statement of Financial Accounting Standards No. 131 ("SFAS 131"), "Disclosure About Segments of an Enterprise and Related Information" requires use of the "management approach" model for segment reporting. The management approach model is based on the way a company's management organizes segments within the company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company. SFAS 131 has no effect on the Company's consolidated financial statements as the Company consists of one reportable business segment. All revenue is from customers in People's Republic of China. All of the Company's assets are located in People's Republic of China.

Recent Pronouncements

In February 2006, FASB issued SFAS No. 155, "Accounting for Certain Hybrid Financial Instruments". SFAS No. 155 amends SFAS No 133, "Accounting for Derivative Instruments and Hedging Activities", and SFAF No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". SFAS No. 155, permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS No. 133, establishes a requirement to evaluate interest in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives, and amends SFAS No. 140 to eliminate the prohibition on the qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. This statement is effective for all financial instruments acquired or issued after the beginning of the Company's first fiscal year that begins after September 15, 2006. The Company has not evaluated the impact of this pronouncement its financial statements.

In March 2006, FASB issued SFAS No. 156, "Accounting for Servicing of Financial Assets - an amendment to FASB Statement No. 140." The new standard requires recognition of servicing assets in connection with any obligation to service a financial asset arising from 1) a servicing contract entered into as part of a transfer of assets meeting the requirements for sale accounting, 2) the transfer of assets to a special purpose entity in a guaranteed mortgage securitization where the transferor retains a controlling interest in the securitized asset, or 3) an acquisition or assumption of obligations to service financial assets not related to the servicer or its consolidated affiliates. The servicing assets and liabilities must be measured at fair value initially, if practicable, and the assets or liabilities must either be amortized or recorded at fair value at each reporting date. The statement allows a one-time reclassification for entities with servicing rights and subsequently requires separate presentation of servicing assets and liabilities at fair value in the statement of financial position. This statement is effective for the first fiscal year beginning after September 15, 2006, with earlier adoption permitted. The Company does not expect this implementation to have a material effect on our consolidated financial statements.

In September 2006, FASB issued SFAS 157 `Fair Value Measurements'. This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements.

CHINA NATURAL GAS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

This Statement applies under other accounting pronouncements that require or permit fair value measurements, the Board having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements. However, for some entities, the application of this Statement will change current practice. This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The management is currently evaluating the effect of this pronouncement on financial statements.

In September 2006, FASB issued SFAS 158 `Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans--an amendment of FASB Statements No. 87, 88, 106, and 132(R)' This Statement improves financial reporting by requiring an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization. This Statement also improves financial reporting by requiring an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. An employer with publicly traded equity securities is required to initially recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after December 15, 2006. An employer without publicly traded equity securities is required to recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after June 15, 2007. However, an employer without publicly traded equity securities is required to disclose the following information in the notes to financial statements for a fiscal year ending after December 15, 2006, but before June 16, 2007, unless it has applied the recognition provisions of this Statement in preparing those financial statements. The requirement to measure plan assets and benefit obligations as of the date of the employer's fiscal year-end statement of financial position is effective for fiscal years ending after December 15, 2008. The management is currently evaluating the effect of this pronouncement on financial statements.

In February of 2007 the FASB issued SFAS 159, "The Fair Value Option for Financial Assets and Financial Liabilities--Including an amendment of FASB Statement No. 115." The statement permits entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. The statement is effective as of the beginning of an entity's first fiscal year that begins after November 15, 2007. The company is analyzing the potential accounting treatment.

FASB Staff Position on FAS No. 115-1 and FAS No. 124-1 ("the FSP"), "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments," was issued in November 2005 and addresses the determination of when an investment is considered impaired, whether the impairment on an investment is other-than-temporary and how to measure an impairment loss. The FSP also addresses accounting considerations subsequent to the recognition of other-than-temporary impairments on a debt security, and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. The FSP replaces the impairment guidance on Emerging Issues Task Force (EITF) Issue No. 03-1 with references to existing authoritative literature concerning other-than-temporary determinations. Under the FSP, losses arising from impairment deemed to be other-than-temporary, must be recognized in earnings at an amount equal to the entire difference between the securities cost and its fair value at the financial statement date, without considering partial recoveries subsequent to that date. The FSP also required that an investor recognize other-than-temporary impairment losses when a decision to sell a security has been made and the investor does not expect the fair value of the security to fully recover prior to the expected time of sale. The FSP is effective for reporting periods beginning after December 15, 2005. The adoption of this statement will not have a material impact on our consolidated financial statements.

FASB Interpretation 48 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Benefits from tax positions should be recognized in the financial statements only when it is more likely than not that the tax position will be sustained upon examination by the appropriate taxing authority that would have full knowledge of all relevant information. The amount of tax benefits to be recognized for a tax position that meets the more-likely-than-not recognition threshold is measured as the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement. Tax benefits relating to tax positions that previously failed to meet the more-likely-than-not recognition threshold should be recognized in the first subsequent financial reporting period in which that threshold is met or certain other events have occurred. Previously recognized tax benefits relating to tax positions that no longer meet the more-likely-than-not recognition threshold should be derecognized in the first subsequent financial reporting period in which that threshold is no longer met. Interpretation 48 also provides guidance on the accounting for and disclosure of tax reserves for unrecognized tax benefits, interest and penalties and accounting in interim periods. Interpretation 48 is effective for fiscal years beginning after December 15, 2006. The change in net assets as a result of applying this pronouncement will be a change in CHINA accounting principle with the cumulative effect of the change required to be treated as an adjustment to the opening balance of retained earnings on January 1, 2007, except in certain cases involving uncertainties relating to income taxes in purchase business combinations. In such instances, the impact of the adoption of Interpretation 48 will result in an adjustment to goodwill. While the Company analysis of the impact of adopting Interpretation 48 is not yet complete, it do not currently anticipate it will have a material impact on the Company's consolidated financial statements.

NATURAL GAS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 108, "Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements," ("SAB 108"),which provides interpretive guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of a materiality assessment. The Company adopted SAB 108 in the fourth quarter of 2006 with no impact on its consolidated financial statements.

Note 3 - Other Payables

Other payable consists of the following as of December 31, 2006:

Other accounts payable	$228,817
Welfare payable	19,679
Tax payable	1,866,688
Other levies	30,740
$2,145,924

Note 4 - Stockholders' Equity

Common stock

On January 6, 2006 and January 9, 2006, the Company entered into securities purchase agreements with four accredited investors and completed the sale of $5,380,000 of units. The units contained an aggregate of 1,921,572 shares of common stock and 523,055 common stock purchase warrants. Each common stock purchase warrant is exercisable for a period of three years at an exercise price of $3.60 per share. Pursuant to the terms of the warrant, each investor has contractually agreed to restrict its ability to exercise the warrants to an amount which would not exceed the difference between the number of shares of common stock beneficially owned by the holder or issuable upon exercise of the warrant held by such holder and 9.9% of the outstanding shares of common stock of the Company.

In connection with the offering, the Company paid a placement fee of 10% of the proceeds in cash, together with non-accountable expenses in the amount of 3% of the proceeds, in cash. In addition, the placement agent was issued warrants to purchase 298,888 shares of common stock on the same terms and conditions as the investors. The warrants issued to the placement agent are being treated as a cost of raising capital. The warrants were valued using the Black Scholes pricing model; however, recording the value of the warrants in the financial statements has no impact as the value of the warrants is both debited and credited to additional paid in capital.

On January 10, 2006 through January 13, 2006, the Company entered into securities purchase agreements with four accredited investors and completed the sale of $2,195,198 of units. The units contained an aggregate of 783,999 shares of common stock and 213,422 common stock purchase warrants. Each common stock purchase warrant is exercisable for a period of three years at an exercise price of $3.60 per share. Pursuant to the terms of the warrant, each investor has contractually agreed to restrict its ability to exercise the warrants to an amount which would not exceed the difference between the number of shares of common stock beneficially owned by the holder or issuable upon exercise of the warrant held by such holder and 9.9% of the outstanding shares of common stock of the Company.

In connection with the offering, the Company paid a placement fee of 10% of the proceeds in cash, together with non-accountable expenses in the amount of 3% of the proceeds, in cash. In addition, the placement agent was issued warrants to purchase 121,955 shares of common stock on the same terms and conditions as the investors. The warrants issued to the placement agent are being treated as a cost of raising capital. The warrants were valued using the Black Scholes pricing model; however, recording the value of the warrants in the financial statements has no impact as the value of the warrants is both debited and credited to additional paid in capital.

CHINA NATURAL GAS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

On January 17, 2006, the Company entered into securities purchase agreements with an accredited investor and completed the sale of $2,824,802 of units. The units contained an aggregate of 1,008,857 shares of common stock and 274,633 common stock purchase warrants. Each common stock purchase warrant is exercisable for a period of three years at an exercise price of $3.60 per share. Pursuant to the terms of the warrant, each investor has contractually agreed to restrict its ability to exercise the warrants to an amount which would not exceed the difference between the number of shares of common stock beneficially owned by the holder or issuable upon exercise of the warrant held by such holder and 9.9% of the outstanding shares of common stock of the Company.

In September 2006, the Company received $1,050,001 from the exercise of 291,667 warrants.

Warrants

Following is a summary of the warrant activity:

	Weighted outstanding	Weighted Average Exercise Price	Aggregate Intrinsic value
Outstanding, December 31, 2005	-	-	-
Granted	1,431,953	$3.60
Forfeited	-	-
Exercised	(291,667)	$3.60
Outstanding, December 31, 2006	1,140,286	$3.60	$0

Following is a summary of the status of warrants outstanding at December 31, 2006:

Outstanding Warrants			Exercisable Warrants
Exercise Price	Number	Average Remaining Contractual Life	Average Exercise Price	Number
$3.60	1,140,286	2.03	$3.60	1,140,286

Note 5 - Employee Welfare Plan

The Company has established its own employee welfare plan in accordance with Chinese law and regulations. The Company makes annual contributions of 14% of all employees' salaries to employee welfare plan. The total expense for the above plan was $51,765 and $13,275 for the years ended December 31, 2006 and 2005, respectively.

Note 6 - Statutory Common Welfare Fund

As stipulated by the Company Law of the People's Republic of China (PRC) as applicable to Chinese companies with foreign ownership, net income after taxation can only be distributed as dividends after appropriation has been made for the following:

i. Making up cumulative prior years' losses, if any;

ii. Allocations to the "Statutory surplus reserve" of at least 10% of income after tax, as determined under PRC accounting rules and regulations, until the fund amounts to 50% of the Company's registered capital;

iii. Allocations of 5-10% of income after tax, as determined under PRC accounting rules and regulations, to the Company's "Statutory common welfare fund", which is established for the purpose of providing employee facilities and other collective benefits to the Company's employees; and

iv. Allocations to the discretionary surplus reserve, if approved in the shareholders' general meeting.

CHINA NATURAL GAS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

The Company has appropriated $581,164 and $166,265 as reserve for the statutory surplus reserve and welfare fund for the years ended December 31, 2006 and 2005, respectively.

Note 7 - Earnings Per Share

Earnings (loss) per share for the years ended December 31, 2006 and 2005 is determined by dividing net income (loss) for the periods by the weighted average number of both basic and diluted shares of common stock and common stock equivalents outstanding. There were no common stock equivalents that were dilutive during the year ended December 31, 2006 and 2005; accordingly, basic and diluted earning per share were the same for all periods presented.

Note 8 - Current Vulnerability Due to Certain Concentrations

For the years ended December 31, 2006 and 2005, the Company purchased all of the natural gas for resale from one vendor, Shaanxi Natural Gas Co., Ltd., a government owned enterprise. No amount was owing to this vendor at December 31, 2006. The Company has had annual agreements with Shaanxi Natural Gas that requires the Company to purchase a minimum amount of natural gas. For the years ended December 31, 2006 and 2005 the minimum purchases were 2.36 million and 1.60 million cubic meters, respectively. In the past, contracts were renewed on an annual basis. However, as the volume of usage has increased, Shaanxi Natural Gas has revised their policies, and contract terms are now six months and subject to review prior to renewal. The Company's management reports that it does not expect any issues or difficulty in continuing to renew the supply contracts going forward. Price points for natural gas are strictly controlled by the government and have remained stable over the past 3 years.

For the year ended December 31, 2006, two suppliers accounted for 27.3% and 17.6% of the total equipment purchased by the Company and for the year ended December 31, 2005, two suppliers accounted for 51.5% and 13.3% of the total equipment purchased by the Company.

Four customers accounted for 46.5%, 18.1%, 7.7% and 6.1% of the Company's installation revenue for the year ended December 31, 2006 and four customers accounted for 34.7%, 21.2% , 14.0% and 10.8% of the Company's installation revenue for the years ended December 31, 2005.

The Company's operations are carried out in the People's Republic of China. Accordingly, the Company's business, financial condition and results of operations may be influenced by the political, economic and legal environments in the People's Republic of China, by the general state of the People's Republic of China`s economy. The Company's business may be influenced by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

Note 9 - Commitments and Contingencies

The Company is obligated to contribute $10,000,000 as registered capital of Xilan Natural Gas Equipment Company, a 100% subsidiary of CHNG incorporated under the laws of PRC in February, 2006. The Company has already made a capital contribution of $6,480,000 and the Company remains obligated to contribute the additional $3,520,000 by February 2008.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Company's directors and executive officers are indemnified as provided by the Delaware General Corporation Law and the Company's Bylaws. These provisions state that the Company's directors may cause the Company to indemnify a director or former director against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, actually and reasonably incurred by him as a result of him acting as a director. The indemnification of costs can include an amount paid to settle an action or satisfy a judgment. Such indemnification is at the discretion of the Company's board of directors and is subject to the Securities and Exchange Commission's policy regarding indemnification.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

We estimate that expenses in connection with the distribution described in this registration statement (other than brokerage commissions, discounts or other expenses relating to the sale of the shares by the selling security holders) will be as set forth below. We will pay all of these expenses. The amounts shown below, with the exception of the Securities and Exchange Commission registration fee, are estimates.

SEC registration fee	$1,869
Accounting Fees and Expenses	10,000
Legal Fees and Expense	50,000
Printing Expenses	1,000
Miscellaneous	0

Total	$62,869

RECENT SALES OF UNREGISTERED SECURITIES

The following securities were issued within the past three years and were not registered under the Securities Act of 1933.

On August 2, 2007, we issued 4,615,385 shares of common stock to certain investors pursuant to a Securities Purchase Agreement we entered into on the same date with the investors named therein.

On January 17, 2006, the Company entered into securities purchase agreements with an accredited investor and completed the sale of $2,824,802 of units. The units contained an aggregate of 1,008,857 shares of common stock and 274,633 common stock purchase warrants. Each common stock purchase warrant is exercisable for a period of three years at an exercise price of $3.60 per share.
Pursuant to the terms of the warrant, each investor has contractually agreed to restrict its ability to exercise the warrants to an amount which would not exceed the difference between the number of shares of common stock beneficially owned by the holder or issuable upon exercise of the warrant held by such holder and 9.9% of the outstanding shares of common stock of the Company.

On January 10, 2006 through January 13, 2006, the Company entered into securities purchase agreements with four accredited investors and completed the sale of $2,195,198 units. The units contained an aggregate of 783,999 shares of common stock and 213,422 common stock purchase warrants. Each common stock purchase warrant is exercisable for a period of three years at an exercise price of $3.60 per share. Pursuant to the terms of the warrants, each investor has contractually agreed to restrict its ability to exercise the warrants to an amount which would not exceed the difference between the number of shares of common stock beneficially owned by the holder or issuable upon exercise of the warrant held by such holder and 9.9% of the outstanding shares of common stock of the Company. New York Global Securities acted as the placement agent of the transaction and received warrants to purchase 121,955 shares of common stock on the same terms and conditions as the investors.

On January 6, 2006 and January 9, 2006, the Company entered into securities purchase agreements with four accredited investors and completed the sale of $5,380,000 units. The units contained an aggregate of 1,921,572 shares of common stock and 523,055 common stock purchase warrants. Each common stock purchase warrant is exercisable for a period of three years at an exercise price of $3.60 per share. Pursuant to the terms of the warrant, each investor has contractually agreed to restrict its ability to exercise the warrants to an amount which would not exceed the difference between the number of shares of common stock beneficially owned by the holder or issuable upon exercise of the warrant held by such holder and 9.9% of the outstanding shares of common stock of the Company. New York Global Securities acted as the placement agent of the transaction and received warrants to purchase 298,888 shares of common stock on the same terms and conditions as the investors.

All of the above offerings and sales were deemed to be exempt under Section 4(2) of the Securities Act of 1933, as amended. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, business associates of our company or executive officers of our company, and transfer was restricted by our company in accordance with the requirements of the Securities Act of 1933. In addition to representations by the above-referenced persons, we have made independent determinations that all of the above-referenced persons were accredited or sophisticated investors, and that they were capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment. Furthermore, all of the above-referenced persons were provided with access to our Securities and Exchange Commission filings.

Pursuant to a Share Purchase Agreement, which closed on December 6, 2005, we issued an aggregate 4,000,000 shares of common stock to the shareholders of Xian Xilan Natural Gas Co., Ltd. These shares were issued in reliance upon the exemption from registration provided by Regulation S under the Securities Act of 1933, as amended

Except as expressly set forth above, the individuals and entities to which we issued securities as indicated in this section of the registration statement are unaffiliated with us.

EXHIBITS

Exhibit No.	Description
3.1	Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Form 10-SB Registration Statement filed on September 15, 2000).
3.2	Certificate of Amendment to the Certificate of Incorporation. (incorporated by reference to Exhibit 3.2 to the Company’s Form SB-2 Registration Statement filed on November 2, 2007).
3.3	Bylaws of the Company (incorporated by reference to Exhibit 3.3 to the Company’s Form 10-SB Registration Statement filed on September 15, 2000).
3.4	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K filed on June 16, 2006).
5.1	Opinion of Crone Rozynko, LLP (incorporated by reference to Exhibit 5.1 to the Company’s Form SB-2 Registration Statement filed on November 2, 2007).
10.1
Share Purchase Agreement made as of December 6, 2005 among Coventure International Inc., Xian Xilan Natural Gas Co., Ltd. and each of Xilan’s shareholders. (incorporated by reference to the exhibits to Registrants Form 8-K filed on December 9, 2005).

10.2
Return to Treasury Agreement between Coventure International Inc. and John Hromyk, dated December 6, 2005. (incorporated by reference to the exhibits to Registrants Form 8-K filed on December 9, 2005).

10.3	Purchase Agreement made as of December 19, 2005 between China Natural Gas, Inc. and John Hromyk (incorporated by reference to the exhibits to Registrants Form 8-K filed on December 23, 2005).
10.4	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed on January 12, 2006).
10.5	Form of Common Stock Purchase Agreement (incorporated by reference to Exhibit 10.2 to Company’s Form 8-K filed on January 12, 2006).
10.6	Form of Registration Rights Agreement (incorporated by reference to Exhibit 10.3 to the Company’s Form 8-K filed on January 12, 2006).
10.7
CNG Product Purchase and Sale Agreement between Xian Xilan Natural Gas Co., Ltd. and Zhengzhou Zhongyou Hengran Petroleum Gas Co., Ltd. made as of July 20, 2006, (translated from the original mandarin), (incorporated by reference to Exhibit 10.8 to the Company’s Form 10-KSB filed on April 17, 2007).

10.8	Securities Purchase Agreement and Form of Warrant (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed on August 8, 2007).
10.9	Registration Rights Agreement (incorporated by reference to Exhibit 10.2 to the Company’s Form 8K filed on August 8, 2007).
21.1	List of Subsidiaries (incorporated by reference to Exhibit 21.1 to the Company’s Form 10-KSB filed on April 17, 2007).
23.1	Consent of Kabani & Company, Inc.*
23.2	Consent of Crone Rozynko, LLP (contained in Exhibit 5.1).
*Filed herewith.

UNDERTAKINGS

(a) The undersigned registrant will:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b) For determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the registrant undertakes that in a primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(1) Any preliminary prospectus or prospectus of the registrant relating to the offering required to be filed pursuant to Rule 424;

(2) Any free writing prospectus relating to the offering prepared by or on behalf of the registrant or used or referred to by the registrant;

(3) The portion of any other free writing prospectus relating to the offering containing material information about the registrant or its securities provided by or on behalf of the registrant; and

(4) Any other communication that is an offer in the offering made by the registrant to the purchaser.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it met all the requirements of filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in Xian City, Shaanxi Province, the People’s Republic of China, on November 28, 2007.

CHINA NATURAL GAS INC.

By:	/s/ Qinan Ji
Qinan Ji
Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Qinan Ji as true and lawful attorney-in-fact and agent with full power of substitution and resubstitution and for him/her and in his/her name, place and stead, in any and all capacities to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement, as well as any new registration statement filed to register additional securities pursuant to Rule 462(b) under the Securities Act, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date

/s/ Qinan Ji	Chairman of the Board of Directors	November 28, 2007
Qinan Ji	and Chief Executive Officer (Principal Executive Officer)

/s/ Xiaogang Zhu	Chief Financial Officer	November 28, 2007
Xiaogang Zhu	(Principal Financial and Accounting Officer)

/s/ Zhiqiang Wang	Director	November 28, 2007
Zhiqiang Wang

	Director	November 28, 2007
James Garner